Exhibit 10.13

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of August 17, 2012, by and among CSCC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Owner”) and CSCC NURSING, LLC, a Georgia limited liability company (“Operator”) and together with the Owner and with their respective successors and assigns, being collectively referred to herein as, the “Borrowers,” and each, a “Borrower”), and CONTEMPORARY HEALTHCARE FUND I, L.P., a Delaware limited partnership (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, Borrowers have requested that Lender make a loan to Borrowers in the principal sum of $600,000.

WHEREAS, Lender has agreed to make such loan on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE I.
DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS.

1.1          Definitions.  As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

“Accounts” means all accounts arising from the business of each of the Borrowers, and all rights to payment from patients, residents, private insurers, and others arising from the business of each of the Borrowers, including rights to payment pursuant to Reimbursement Contracts, including rights to payment from Medicare and Medicaid programs or similar state or federal programs, boards, bureaus or agencies.  “Accounts” shall also include the proceeds thereof (whether cash or noncash, moveable or immoveable, tangible or intangible) received from the sale, exchange, transfer, collection or other disposition or substitution thereof and any amounts deposited with Lender pursuant to Sections 4.13 and 4.14 and any reserve account required hereunder.

“Account Debtor” means “account debtor,” as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Advance” shall have the meaning given such term in Section 2.1(c).

“Advance Rate” shall be 80% as applied to the Borrowing Base as defined below.

“Affiliate” shall mean, with respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, (b) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the Stock of such Person, and (c) each of such Person’s officers, directors, members, joint venturers and partners.

“Anti Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the United States Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Application Fee” shall have the meaning set forth in Section 2.9.

“Assignee” shall have the meaning set forth in Section 7.9.

“Assignment and Pledge Agreement” shall have the meaning set forth in Section 2.2(b)(iii).

“Assumed Management Fees” shall mean five percent (5%) of total revenues net of contractual adjustments.

“Bankruptcy Default” means an Event of Default pursuant to Section 6.1(e) or Section 6.1(f) of this Agreement.

“Borrower” or “Borrowers” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Environmental Indemnity Agreement” shall have the meaning set forth in Section 2.2(c)(v) of this Agreement.

“Borrowing Base” shall mean the product of: (i) net billings outstanding less Ineligible Accounts Receivable, times (ii) the Liquidity Factor, times (iii) the Advance Rate.

“Borrowing Base Certificate” means the certificate attached as Exhibit I.

“Business Day” means a day, other than Saturday or Sunday and legal holidays, when the Lender or national banks in New Jersey are open for business.

“Capital Improvements Escrow and Security Agreement” shall have the meaning set forth in Section 2.2(b)(v).

“Certificate of Occupancy” shall mean a final and unconditional Certificate of Occupancy (or its equivalent) permitting the lawful occupancy of the Facility from the appropriate Governmental Authority having jurisdiction over the Property.

“Change in Control” shall mean (i) a merger or consolidation of either of the Borrowers where any of the Borrowers, as the case may be, is not the surviving entity, or if it is the surviving entity, such transaction resulted in a change in its governing body, such that a majority of the individuals who comprise the governing body immediately prior to such transaction (or series of related transactions) do not constitute a majority of the governing body after such transaction, (or if such individuals continue to constitute a majority of the governing body the transaction vested in another person(s) and/or entity(ies) any super-majority voting rights); (b) a cumulative change in the ownership of a Borrower exceeding, on a fully diluted basis and on an as if converted basis, twenty five percent (25%) of the equity interest issued and outstanding at the Closing Date; (c) the termination of employment or any material change in the duties and responsibilities of Christopher F. Brogdon or the material failure to perform his duties, as determined by the Lender; or (d) any change of the “Manager,” as defined in each of the Borrower’s operating agreements, as designated as of the date hereof.

“Chattel Paper” shall mean all chattel paper, as that term is defined in Article 9 of the UCC, and includes, without limitation, a record or records (including, without limitation, electronic chattel paper) which evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations (as defined below) with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all proceeds (Cash proceeds and non-cash proceeds) of the foregoing, whether now or hereafter held by any Borrower.

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“Closing Fee” shall have the meaning set forth in Section 2.9.

“Closing Statement” means the Lender’s Closing Statement dated the date hereof, executed by the Borrowers and the Lender.

“Collateral” means, collectively, all collateral assigned, hypothecated, pledged, or otherwise granted to Lender under the Loan Documents all whether now owned or hereafter acquired, including replacements, additions, accessions, substitutions, and products thereof and thereto, and all other property which is or hereafter may become subject to a Lien in favor of Lender as security for any of the Loan Obligations.

“Contemporary Debt” shall mean any indebtedness now or hereafter owing to Lender or any Affiliate of Lender by Borrowers (or any of them) or any Affiliate of a Borrower, whether primary or secondary, fixed or contingent, individually or jointly with others, including, but not limited to debt owing to Lender or any Affiliate of Lender that is guaranteed by any Guarantor. Such Contemporary Debt shall include the Senior Loan.

“Control Agreement” shall have the meaning set forth in Section 2.2(b)(x).

“Corporate Guarantor” means, jointly and severally, AdCare Oklahoma Management, LLC, a Georgia limited liability company, and AdCare Health Systems, Inc., an Ohio corporation.

“Current Assets” shall have the meaning set forth in Section 4.13(a).

“Current Liabilities” shall have the meaning set forth in Section 4.13(a).

“Current Ratio” shall have the meaning set forth in Section 4.13(a).

“Debt Service Coverage Ratio” means a ratio of the first number to the second number in which:

(i)                                     the first number is the sum of:

(a)                                 net income from operations of the Facility (without deduction for actual management fees paid in connection with the operation of the Facility) calculated based upon the applicable period,

(b)                                 interest expense with respect to the Facility, to the extent deducted in determining net income,

(c)                                  lease expense pursuant to a lease of the Facility from one Borrower to another, if any, to the extent deducted in determining net income,

(d)                                 non-cash expenses or allowances for depreciation and amortization of the Facility for such period to the extent deducted in determining net income, and

(e)                                  any monies in the Capitalized Interest Reserve Account held with the Senior Loan,

less:

(a)                                 non- operating or extraordinary income,

(b)                                 Assumed Management Fees,

(c)                                  required Capital Improvements Reserve Fund deposits for such period, and

(d)                                 unfinanced capital expenditures in excess of the year-to-date sum of Capital Improvements Reserve Fund deposits,

(ii)                                  and the second number is the sum of:

(a)                                 the total Installment Payments, as defined in the Note, due for such period, and

(b)                                 other secured and unsecured debt payments (principal and interest) for such period relating to the Facility, including, without limitation, payments with respect to any Contemporary Debt relating to the Facility, provided, however, that such debt shall not include the Senior Loan, unless provided for herein.

In calculating “net income,” any extraordinary income shall be excluded.

“Default” means the occurrence or existence of any event which, but for the giving of notice or expiration of time or both, would constitute an Event of Default.

“Default Rate” means a per annum rate equal to the lesser of five (5%) percent above the Note Rate as set forth in the Note or the maximum rate permitted by applicable law.

“Equipment” means all beds, linen, televisions, carpeting, telephones, cash registers, computers, lamps, glassware, rehabilitation equipment, restaurant and kitchen equipment, and other fixtures and equipment of each of the Borrowers located on, attached to or used or useful in connection with any of the Property or the Facility and all renewals and replacements thereof and substitutions therefor; provided, however, that with respect to any items which are leased for the benefit of the Facility and not owned by any Borrower, the Equipment shall include the leasehold interest only of a Borrower together with any options to purchase any of said items and any additional or greater rights with respect to such items which any Borrower may hereafter acquire, but the foregoing shall not be construed to mean that such leasing shall be permitted hereunder and under the other Loan Documents.

“ERISA” shall have the meaning set forth in Section 3.23.

“Event of Default” means any “Event of Default” as defined in Article VI hereof.

“Exhibit” means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

“Exit Fee” shall have the meaning set forth in Section 2.9(d).

“Facility” means that certain facility known as Companions Specialized Care Center, a 121-bed licensed skilled nursing facility located at 6201 East 36th Street, Tulsa, OK 74135, as it may now or hereafter exist, together with any other general or specialized care facility, if any, now or hereafter operated on the Property.

“Facility Bank” means The PrivateBank and Trust Company.

“Force Majeure” means any happening or occurrence such as strikes, acts of God or nature or similar unanticipated events beyond the control of the party affected thereby, which prevents such party’s compliance with certain obligations hereunder, other than a Borrower’s financial inability to perform.

“GAAP” means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

“General Intangibles” means all intangible personal property of any of the Borrowers arising out of or connected with the Property or the Facility and all renewals and replacements thereof and substitutions therefor (other than Accounts, Rents, Instruments, Inventory, Money, Permits, and Reimbursement Contracts), including, without limitation, things in action, contract rights and other rights to payment of money.

“Government Receivables Account” means the bank deposit account for Borrowers maintained at the Facility Bank into which all Medicaid and Medicare Reimbursement Contracts payments are to be deposited.

“Governmental Authority” means any board, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, that has or acquires jurisdiction over the Property and/or the Improvements or the use, operation or improvement of the Property.

“Guarantor” means, jointly and severally, any Corporate Guarantor and each other party who executes and delivers a Guaranty Agreement in accordance with the terms of this Agreement.

“Guaranty Agreement” means any Payment and Performance Guaranty.

“Health Regulatory Authority” means any Governmental Authority administering, overseeing, or regulating any certificates of need and other licensure and regulatory approvals required for the operation of the Facility (including any approvals required to obtain reimbursement under Medicare, Medicaid and CHAMPUS, and other Department of Veterans Affairs benefits, as applicable.)

“Improvements” means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Property, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Property or said buildings, structures or improvements.

“Indebtedness” means any (a) obligations for borrowed money, (b) obligations, payment for which is being deferred by more than thirty (30) days, representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory and materials customary in the trade and in the ordinary course of each Borrower’s business, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from the Accounts and/or property now or hereafter owned or acquired, and (d) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on a balance sheet prepared in accordance with GAAP.

“Indemnified Parties” shall have the meaning set forth in Section 7.4.

“Ineligible Accounts Receivable” shall mean the sum of:

(i)                                     self-pay billings and direct patient obligations not directly collectible from commercial or government payors;

(ii)                                  gross patient billings outstanding to government payors aged greater than 90 days;

(iii)                               gross patient billings outstanding to commercial payors aged greater than 90 days;

(iv)                              net billings not directly owned by or in the name of and payable to the Borrower or subject to a priority lien in favor of any entity other than the Lender;

(v)                                 net billings made under any provider or payor agreement of which the Borrower is not directly the receiving party or Seller in accordance with the Purchase Agreement; and

(vi)                              other billings so deemed ineligible by the Lender based on the collection experience with respect to the Accounts or other factually based credit criteria upon an audit of cash collections by an independent auditor acceptable to the Lender.

“Installment Payments” shall have the meaning given to such term in the Note.

“Instruments” means all instruments, Chattel Paper, documents or other writings obtained from or in connection with the operation of the Property or the construction and operation of the Facility (including, without limitation, all ledger sheets, computer records and printouts, data bases, programs, books of account, trademarks or trade names, utility contracts, maintenance and service contracts, and files relating thereto).

“Inventory” means all inventories of food, beverages and other consumables held by any of the Borrowers for sale or use at or from the Property or the Facility, and soap, paper supplies, medical supplies, drugs and all other such goods, wares and merchandise held by any of the Borrowers for sale to or for consumption by guests, patients or residents of the Property or the Facility and all such other goods returned to or repossessed by any Borrower.

“Investment Property” shall mean all property, as such term is defined in the UCC, and includes, without limitation, a security, whether certificated or uncertificated, security entitlement, securities account, commodity, or commodity account, and all proceeds (Cash proceeds and non-cash proceeds) of, and Supporting Obligations with respect to, the foregoing.

“Knowledge” means that any Borrower will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of such Borrower is aware of such fact or other matter where a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of operating the business.

“Lease Agreement” shall mean that certain Facility Lease dated June 25, 2012 and effective on the Operations Closing Date, between Owner and the Operator.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority affecting either Borrower or the Property or any portion of or the construction, rehabilitation, ownership, use, alteration or operation of, or any portion of the Property (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” shall mean Contemporary Healthcare Fund I, L.P.

“Lender’s Approval” shall have the meaning set forth in Section 7.12.

“Lien” means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in this Agreement and the other Loan Documents.

“Liquidity Factor” shall mean a percentage representative of cash collections to net billings by payor, by site, or by other classification as determined by an independent auditor acceptable to Lender.  The Liquidity Factor shall be subject to change during the term of this Agreement at the sole discretion of Lender based upon factually based credit criteria, including, among other things, actual monthly cash collections recognized on gross patient billings as determined by an independent auditor acceptable to Lender. The Liquidity Factor as of the Closing Date will be 90%.

“Loan” shall mean the loan in a maximum amount of the Original Loan Amount made by Lender to Borrowers as evidenced by the Note.

“Loan Account” means the Borrowers’ deposit account maintained at the Facility Bank and subject to the Control Agreement and ZBA Agreement.

“Loan Documents” means, collectively:

(i)                                     this Agreement,

(ii)                                  Assignment and Pledge Agreement (with, if applicable, Waiver and Consent),

(iii)                               Borrower Environmental Indemnity Agreement,

(iv)                              Closing Statement,

(v)                                 Control Agreement,

(vi)                              Management Company Environmental Indemnity Agreement,

(vii)                           Note,

(viii)                        Payment and Performance Guaranty,

(ix)                              Security Agreement,

(x)                                 Subordination and Assignment of Lease Agreement,

(xi)                              Subordination and Assignment of Management Agreement,

(xii)                           Subordination and Standstill Agreement,

(xiii)                        Subsidiary Guaranty,

(xiv)                       ZBA Agreement.

each as further amended, modified, supplemented or restated, together with any and all other documents executed by any Borrower or others, evidencing, securing or otherwise relating to the Loan.

“Loan Obligations” means the aggregate of all principal and interest owing from time to time under the Note and all expenses, charges and other amounts from time to time owing under the Note, this Agreement, or the other Loan Documents and all covenants, agreements and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Loan Documents.

“Management Agreement” means that certain Management Agreement dated January 1, 2012, between Operator and Management Company.

“Management Company” shall mean AdCare Oklahoma Management, LLC, a Georgia limited liability company.

“Management Company Environmental Indemnity Agreement” shall have the meaning set forth in Section 2.2(c)(vi) of this Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Maturity Date” shall have the meaning given such term in the Note.

“Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the states, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.

“Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, independent living and assisted living facilities, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.

“Money” means all monies, cash, rights to deposit or savings accounts or other items of legal tender obtained from or for use in connection with the operation of the Facility.

“Note” means the Promissory Note dated the date hereof in the principal amount of the Original Loan Amount payable by Borrowers to the order of Lender.

“Note Rate” shall have the meaning given such term in the Note.

“Operations Closing Date” shall have the meaning given such term in Section 3.39(i).

“Operations Seller” means Tulsa Christian Care, Inc.

“Operations Seller Lease Agreement” means the Facility Lease dated the date hereof, between Operations Seller and Owner.

“Operations Seller Management Agreement” means the Management Agreement dated June 25, 2012, as amended, between Operations Seller and Management Company.

“Operations Seller SNDA” shall have the meaning set forth in Section 2.2(c)(vii).

“Operations Seller Subordination and Assignment of Lease Agreement” shall have the meaning set forth in Section 2.2(c)(viii).

“Operations Seller Transfer Agreement” means the Operations Transfer Agreement dated the date hereof, between the Operations Seller and the Operator.

“Original Loan Amount” shall mean $600,000.

“Payment and Performance Guaranty” shall have the meaning set forth in Section 2.2(b)(viii).

“Payroll Account” means the Borrowers’ payroll account maintained at the Facility Bank and subject to the ZBA Agreement.

“Permits” means all licenses, permits and certificates used or necessary in connection with the ownership, operation, construction, use or occupancy of the Property and/or the Facility, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, construction, operation, use or occupancy.

“Permitted Encumbrances” has the meaning given to that term in Section 5.2 hereof.

“Person” means any natural person, firm, trust, corporation, partnership, limited liability company, trust and any other form of legal entity.

“Physical Plant Standard” shall have the meaning set forth in Section 3.15.

“Proceeds” means all awards, payments, earnings, royalties, issues, profits, liquidated claims, and proceeds (including proceeds of insurance and condemnation or any conveyance in lieu thereof) from the sale, conversion (whether voluntary or involuntary), exchange, transfer, collection, loss, damage, condemnation, disposition, substitution or replacement of any of the Collateral.

“Property” means the real estate which is more particularly described in Exhibit A hereto, upon which the Facility is located, and which, concurrent with the Closing Date, was owned by Owner.

“Purchase Agreement” means the Purchase and Sale Agreement, with exhibits, dated March 14, 2012, as amended April 19, 2012 and June 19, 2012, as amended, between Seller and AdCare Property Holdings, LLC, as assigned to the Owner.

“Reimbursement Contracts” means all third party reimbursement contracts for the Facility which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including Medicare, Medicaid, other government programs and private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements.

“Rents” means all rent and other payments of whatever nature from time to time payable pursuant to leases of the Property or the Facility, or for retail space or other space at the Property (including, without limitation, rights to payment earned under leases for space in the Improvements for the operation of ongoing retail businesses such as newsstands, barbershops, beauty shops, physicians’ offices, pharmacies and specialty shops).

“Security Agreement” shall have the meaning set forth in Section 2.2(b)(ii).

“Seller” means, collectively, F&F Ventures, LLC and Tulsa Christian Care, Inc.

“Senior Lender” shall mean Contemporary Healthcare Senior Lien Fund I, L.P.

“Senior Loan” shall mean all loan obligations, the Senior Loan Agreement and the other Senior Loan Documents.

“Senior Loan Agreement” shall mean that certain Loan Agreement dated the date hereof, by and between Senior Lender and the Borrowers, as such agreement may be amended.

“Senior Loan Documents” shall mean the Senior Loan Agreement and all documents, instruments and agreements executed in connection with such Senior Loan Agreement.

“Senior Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith from the Owner in favor of or for the benefit of the Senior Lender.

“Single Purpose Entity” means a Person which owns no interest or property other than the Property and the Improvements or has a business purpose limited solely to the leasing and operation of the Facility.

“Stabilization” means the date upon which the Facility demonstrates a Total Debt Service Coverage Ratio of 1.15 to 1.00 for three consecutive calendar months.

“Standstill Notice” shall have the meaning set forth in Section 6.4.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordination and Assignment of Lease Agreement” shall have the meaning set forth in Section 2.2(c)(iii).

“Subordination and Assignment of Management Agreement” shall have the meaning set forth in Section 2.2(c)(ii).

“Subordination and Attornment Agreement” shall have the meaning set forth in Section 2.2(c)(i).

“Subordination and Standstill Agreement” shall have the meaning set forth in Section 2.2(c)(iv).

“Subsidiary Guaranty” shall have the meaning set forth in Section 2.2(b)(ix).

“Supporting Obligation” shall mean all supporting obligations as such term is defined in the UCC, and in any event shall include, without limitation, a letter-of-credit right, secondary obligation, or obligation of a secondary obligor, or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a document, a General Intangible, an Instrument, or Investment Property.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

“Tax and Insurance Escrow and Security Agreement” shall mean that certain Tax and Insurance Escrow and Security Agreement in the form attached hereto as Schedule 2.2(b)(vi).

“Tax and Insurance Report” shall mean the report required by Section 4.6(o) of this Agreement.

“Tax Return(s)” mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

“Taxing Authority” means any authority responsible for the imposition or collection of any Tax.

“Third Party Payors’ Programs” shall have the meaning set forth in Section 3.13.

“Total Debt Service Coverage Ratio” means the Debt Service Coverage Ratio including the Senior Loan.

“Trade Rights” shall have the meaning set forth in Section 3.32.

“UCC” shall mean the Uniform Commercial Code.

“Unused Fee” shall have the meaning set forth in Section .2.9(d).

“ZBA Agreement” means the agreement by and among the Facility Bank, each Borrower and the Lender, governing the operation of the Government Receivables Account and Payroll Account and transfer to the Loan Account.

1.2                               Singular vs. Plural.  Singular terms shall include the plural forms and vice versa, as applicable, related to the terms defined.

1.3                               Uniform Commercial Code.  Terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings, if any, assigned to them by the Uniform Commercial Code in effect in the state in which the Collateral for the Loan Obligations is deemed located, as such Uniform Commercial Code may be amended from time to time (provided, no amendment shall have the effect of releasing any security interest previously granted.)

1.4                               GAAP.  All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified.

1.5                               References Generally.  All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

1.6                               References to Medicaid and Medicare.  All references herein to “Medicaid” and “Medicare” shall be deemed to include any successor program thereto.

ARTICLE II.
TERMS OF THE LOAN

2.1                               The Loan.

(a)                                 Loan.  Borrowers have agreed to borrow the Loan from Lender and Lender has agreed to make the Loan to Borrowers, subject to each Borrower’s compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents, and Borrowers have made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan.

(b)                                 Closing Date.  The date of the closing related to the disbursing of any portion of the Loan and delivery of the Loan Documents shall be referred to herein as the “Closing Date.”

(c)                                  Advances.  Borrowers shall have the option to request up to one advance of Loan proceeds (an “Advance”) per week during the term of the Loan upon presentation to Lender of a current Borrowing Base Certificate, in form attached as Exhibit I hereto, and such other supporting documentation as Lender shall require.  All such requests for Advances shall be submitted to Lender not less than three (3) Business Days prior to the date of the desired funding of the Advance.  Each such Advance shall be subject to receipt of a signed certificate from an authorized officer of the Borrowers in a form acceptable to Lender, which certificate shall demonstrate Borrowers’ compliance with the conditions of the Advance set forth herein certifying to such items as Lender shall require, including without limitation the following:

(i)                                     Lender has the capacity to fund the Advance, and such Advance, when combined with the aggregate unpaid principal amount of all other Advances does not violate any of the Lender’s concentration rules or requirements relating to the maximum aggregate financing Lender may advance to any one Borrower, as determined by Lender in accordance with SBA regulations;

(ii)                                  No monetary Event of Default shall have occurred and no other Default or Event of Default shall exist and be continuing under the Loan or the Senior Loan;

(iii)                               Borrowers shall demonstrate to Lender that the aggregate principal balance outstanding of the Loan, giving effect to the requested Advance, is equal to the lesser of (A) $600,000, or (B) the Borrowing Base;

(iv)                              All representations and warranties made by Borrowers in this Agreement and the other Loan Documents are true and correct as of the date of making such Advance except as otherwise specifically approved by Lender in writing or permitted under the Loan Documents;

(v)                                 There shall have been no material adverse change in the financial condition of the Borrowers or any Guarantor as determined by Lender in its sole discretion;

(vi)                              Borrowers shall pay all reasonable fees and expenses incurred by Lender in connection with making such Advance;

(vii)                           Borrowers’ minimum balance on any date shall be the lesser of (A) $450,000 or (B) the Borrowing Base;

(viii)                        Borrowers shall deliver to Lender any and all documents and information to evidence the conditions set forth herein as determined by Lender, in its sole discretion;

(ix)                              Borrowers shall execute any and all documents reasonably deemed necessary by Lender;

(x)                                 Borrowers shall be current under all payroll and payroll tax obligations for the Facility unless subject to a good faith contest adequately reserved for in the judgment of the Lender; and

(xi)                              Each Advance shall be in a minimum amount of $25,000.

2.2                               Loan Documents.

(a)                                 The Loan will be evidenced by the Loan Documents, including, but not limited to, the Note;

(b)                                 The Loan will be secured and guaranteed by the following:

(i)                                     reserved;

(ii)                                  a second lien security interest., subject only to Senior Lender’s lien, and an assignment of Borrowers’ interest in all General Intangibles, including, but not limited to, licenses, Permits, Reimbursement Contracts, leases and other contracts used in connection with or relating to operation of the Facility, and a first lien security interest and an assignment of Borrowers’ interest in all Accounts, as evidenced by the Security Agreement delivered by Borrowers on the Closing Date, in the forms attached hereto as Schedule 2.2(b)(ii) (the “Security Agreement”);

(iii)                               a second lien security interest in all of the issued and outstanding membership interests or capital stock, as the case may be, of Owner and Operator, evidenced by the form of Assignment and Pledge Agreement executed and delivered by all the members of each of the Borrowers on the Closing Date, along with a Waiver and Consent, if applicable, in the form attached hereto as Schedule 2.2(b)(iii) (each, an “Assignment and Pledge Agreement”);

(iv)                              reserved;

(v)                                 a second lien security interest in the Capital Improvements Reserve Fund as evidenced and as required by the form of capital improvements escrow and security agreement attached to the Senior Loan Agreement (the “Capital Improvements Escrow and Security Agreement”);

(vi)                              a second lien security interest in the Tax and Insurance Reserve Fund as evidenced and as required by the form of tax and insurance escrow and security agreement attached to the Senior Loan Agreement (the “Tax and Insurance Escrow and Security Agreement”);

(vii)                           a second lien on the Capitalized Interest Reserve Account held by the Senior Lender and as defined in the Senior Loan Agreement;

(viii)                        a guaranty by each Corporate Guarantor, through the delivery to Lender on the Closing Date, of a payment and performance guaranty agreement in the form attached hereto as Schedule 2.2(b)(viii) (each a “Payment and Performance Guaranty”);

(ix)                              a guaranty by each subsidiary of any Borrower which may be hereafter acquired or formed by a Borrower, it being understood and agreed that as of the Loan Closing Date, no such entities exist, through the delivery to Lender at the time of the acquisition or formation of such subsidiary by each such subsidiary, a Guaranty in the form attached hereto as Schedule 2.2(b)(ix) (each, a “Subsidiary Guaranty”); and

(x)                                 a Control Agreement by and among the Facility Bank, Borrowers and Lender for the “Loan Account,” delivered to Lender within 10 Business Days of the Closing Date in the form attached hereto as Schedule 2.2(b)(x) (the “Control Agreement”);

(xi)                              reserved.

(c)                                  Additional terms and conditions of the Loan will be evidenced by the following documents:

(i)                                     reserved;

(ii)                                  a Subordination and Assignment of Management Agreement executed and delivered by Borrowers and the Management Company on the Operations Closing Date in the form attached hereto as Schedule 2.2(c)(ii) (the “Subordination and Assignment of Management Agreement”);

(iii)                               a Subordination and Assignment of Lease Agreement executed and delivered by Borrowers on the Operations Closing Date in the form attached hereto as Schedule 2.2(c)(iii) (the “Subordination and Assignment of Lease Agreement”);

(iv)                              a Subordination and Standstill Agreement executed and delivered by Lender and Senior Lender, and acknowledged by each Borrower on the Closing Date in the form attached hereto as Schedule 2.2(c)(iv)(A) (the “Subordination and Standstill Agreement”);

(v)                                 a Borrower Environmental Indemnity Agreement dated the Closing Date executed and delivered by Borrowers in the form attached hereto as Schedule 2.2(c)(v) (the “Borrower Environmental Indemnity Agreement”);

(vi)                              a Management Company Environmental Indemnity Agreement dated the Closing Date executed and delivered by the Management Company in the form attached hereto as Schedule 2.2(c)(vi) (the “Management Company Environmental Indemnity Agreement”);

(vii)                           a Subordination and Attornment Agreement executed and delivered by Operations Seller, Owner and Senior Lender, under which Lender is a third party beneficiary,  on the Closing Date in the form attached hereto as Schedule 2.2(c)(vii) (the “Operations Seller SNDA”); and

(viii)                        a Subordination and Assignment of Lease Agreement executed and delivered by Owner, Operations Seller, Senior Lender and Lender on the Closing Date in the form attached hereto as Schedule 2.2(c)(viii) (the “Operations Seller Subordination and Assignment of Lease Agreement”).

2.3                               Closing Deliverables by Borrowers.  Borrowers shall deliver or cause to be delivered to Lender the following:

(a)                                 Borrower’s Officers’ Certificates.  On the Closing Date, a certificate executed by the Chief Executive Officer and Chief Financial Officer or other party acceptable to Lender of each Borrower certifying to Lender, among other things, that, as of the Closing Date: (i) the transactions have been duly authorized, (ii) true, correct and complete copies of the organizational documents of Borrowers have been delivered to Lender, (iii) to the Borrowers’ Knowledge, no part of the Facility shall have been damaged and not repaired to Lender’s satisfaction or taken in condemnation or other like proceedings nor shall any such proceeding be pending, (iv) to the Borrowers’ Knowledge, the Facility shall be unimpaired and not reduced in value and shall be free from settling and other structural defects, (v) neither the Borrowers nor the Guarantors, nor any of Borrowers’ or Guarantors’ principals shall be involved in any bankruptcy, reorganization or insolvency proceeding and (vi) that since the date or dates, as the case may be, of the financial information last provided to the Lender with respect to the Borrowers, any ownership interest in the Borrowers, the Facility or the Guarantors, there has been no material adverse change in the financial condition thereof;

(b)                                 Legal Opinion.  On the Closing Date, a legal opinion of Borrowers’, the Borrowers’ members and any Guarantor’s counsel, in form and content satisfactory to Lender and its counsel;

(c)                                  Reports.  The following reports and other documents all of which shall be in Lender’s name:

(i)                                     Reserved.

(ii)                                  Survey.  On the Closing Date, three (3) copies of a survey with a licensed surveyor’s certificate, all in form and substance acceptable to and certified to Lender, Lender’s counsel and the title insurance company.  Such survey and surveyor’s certificate shall not be dated more than thirty

(30) days prior to the date of the Closing Date and shall attest to the existence or nonexistence of a special flood hazard area with respect to the Facility.  The survey shall also be prepared in accordance with ALTA 2011 standards and be certified to the Lender and the title insurance company.  Such survey shall provide evidence to Lender that all streets adjoining the Property underlying the Facility have been completed, dedicated and accepted for maintenance and public ingress and egress to the Property.

(iii)          Environmental Report.  On the Closing Date, a Phase I Environmental Report indicating that the Facility and the Property are free from toxic chemicals and environmentally hazardous substances and that surrounding land uses do not pose an environmental threat.

(iv)                              Engineering Report.  On the Closing Date, an engineering report of the Facility from an engineering firm acceptable to Lender in its sole discretion, which report shall be in substance acceptable to Lender

(v)                                 Appraisal.  (a) On the Closing Date, an appraisal of the Property “as is” acceptable to Lender, in its sole discretion dated no more than thirty (30) days prior to the Closing Date, and (b) as otherwise may be required hereunder.

(vi)                              Termite Inspection Report.  On the Closing Date, a termite inspection report of the Facility dated no more than thirty (30) days prior to the Closing Date in form and substance satisfactory to the Lender or, in lieu thereof, a current pest control contract for the Facility.

(d)                                 Zoning Letter. A copy of a letter from local zoning authority or some other evidence acceptable to Lender, addressed to the Lender, confirming that the Facility is zoned for its intended use.

(e)                                  Sprinkler Systems.  On the Closing Date, Borrowers shall provide evidence to Lender, acceptable to Lender in its sole discretion, that all buildings that comprise the Facility have sprinkler systems.

(f)                                   Evidence of Insurance. Evidence, acceptable to Lender in its sole discretion, of insurance required by Section 4.5 herein, in form and substance acceptable to Lender. Such evidence shall be: (i) the original, or a copy certified by the insurance agent, of the policy(ies) of insurance, or (ii) the insurance binder (Acord Form 25 provided by the insurance carrier) or (iii) a certificate of insurance (Acord Form 27 or 28, at Lender’s discretion, provided by the insurance agent), or (iv) an original letter from the insurance carrier on the primary layer, signed by an officer of such carrier, attaching the form of insurance policy pursuant to which coverage is being provided, and, if applicable, an original letter from each insurance carrier on the excess layers, signed by an officer of such carrier(s) agreeing that such carrier is bound to the form of insurance policy delivered by the primary carrier (i.e., agreeing to “follow form” to the primary carrier).  The letter must set forth the date by which the policy will be delivered to the Lender. All mortgagee/loss payee/additional insured endorsements must be attached to such letter.

(g)                                  Evidence of Payment of Taxes. Evidence, acceptable to the Lender in its sole discretion, that Borrowers have timely and appropriately paid all Taxes associated with the Facility.

(h)                                 Licenses and Permits. On the Closing Date, a copy of the Facility license to permit it to be operated as a skilled nursing facility prior to the Operations Closing Date.

(i)                                     Certificate of Occupancy.  On the Closing Date or post Closing Date at Lender’s discretion, a copy of the Facility’s Certificate of Occupancy.

(j)                                    Loan Documents.  On the Closing Date, executed copies of each of the Loan Documents required on such date.

(k)                                 Other Agreements. On the Closing Date, a copy of the executed Operations Seller Management Agreement, Operations Seller Lease Agreement and the Operations Seller Transfer Agreement.

(l)                                     Further Assurances.  Such other information of Borrowers, each Guarantor and/or the Facility, as Lender shall reasonably deem necessary.

2.4                               Interest and Interest Rate.

(a)                                 The outstanding principal balance of the Loan will bear interest at the Note Rate as set forth in the Note and payments of principal and interest on the Loan, including any fees payable in Section 2.9, shall be made in accordance with the terms and provisions of the Note and this Agreement.  Payments of principal and interest on the Loan shall be made in accordance with the terms and provisions of the Note and the amortization schedule attached hereto as Schedule 2.4(a) (which amortization schedule may be adjusted during the term of the Loan in accordance with the Note).

(b)                                 All interest on the outstanding principal balance of the Loan shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by thirty days and dividing the product so obtained by 360.

2.5                               Repayment of Loan.  Each payment of the Loan Obligations shall be paid directly to Lender in lawful money of the United States of America at the following address:

Contemporary Healthcare Fund I, L.P.
1040 Broad Street
Suite 103
Shrewsbury, New Jersey 07702
Attention:  Mr. Eric Smith

or such other place as Lender shall designate in writing to Borrowers.  Each such payment shall be paid in immediately available funds by 2:00 p.m. Eastern time on the date such payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received.  Any payment received after 2:00 p.m. Eastern time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal.

2.6                               Prepayment.

(a)                                 During the term of the Loan, the Borrowers may borrow, repay, and reborrow the Loan in accordance with the terms hereof and subject to the limitations set forth herein and in the Note.

(b)                                 The Borrowers shall prepay the Loan in full upon any repayment in whole of the Senior Loan.

2.7                               Late Charges on Overdue Installments; Collection Costs.

(a)                                 If any scheduled payment of principal or interest as set forth in the Note, or any other agreed charge, is not made as the same becomes due, Borrowers agree to pay to Lender a late charge as required by the Note.

(b)                                 The imposition of such late charges shall not preclude Lender from exercising any other remedies which it may have.

(c)                                  Borrowers will also pay to Lender, in addition to the amount due, all reasonable costs of collecting, securing, or attempting to collect or secure the Note, including, without limitation, court costs and reasonable attorneys’ fees, including, without limitation, attorneys’ fees for preparation of litigation and in any appellate and bankruptcy proceedings.

2.8                               Usury Provisions.  In no event shall the amount of interest due or payable hereunder or pursuant to any of the Loan Documents exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Borrowers or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal.  It is the express intent hereof that Borrowers not pay and Lender not receive, directly or indirectly, interest in excess of that which may be legally paid by Borrowers under applicable law.

2.9                               Fees.

(a)                                 Application Fee.  Borrowers shall pay to Lender a non-refundable Application Fee of one percent (1.00%) of the Original Loan Amount, which fee may be paid for from Loan proceeds (the “Application Fee”). The Application Fee is due upon the earlier of the Closing Date or August 31, 2012 and is deemed fully earned upon the execution of such term sheet.

(b)                                 Closing Fee. Borrowers shall pay to Lender a non-refundable transaction fee of one percent (1%) of the initial Advance to be made on the first Closing Date and one percent (1%) on each subsequent Advance (the “Closing Fee”).  Such Closing Fee is deemed fully earned on the date due. Notwithstanding the foregoing, the total Closing Fee paid by the Borrowers over the term of the Loan shall not exceed 1% of the Original Loan Amount (the “Closing Fee”)

(c)                                  Monitoring Fee. Borrowers shall pay to Lender a Monitoring Fee of one-half of a percent (0.5%) per annum of the Original Loan Amount, payable monthly on the 20th day of each month commencing the 20th day of the month next succeeding the Operations Closing Date (the “Monitoring Fee”).

(d)                                 Exit Fee. Upon the Maturity Date or if the Borrowers shall decide to terminate a portion or all of the Lender’s commitment to provide the Loan hereunder, the Borrowers shall pay an exit fee (the “Exit Fee”) to the Lender equal to 1.5% of the Original Loan Amount; subject, however, to the following: (i) any cash sweeps upon an Event of Default shall not be considered prepayments subject to the Exit Fee so long as the aggregate outstanding principal balance of the Loan at all times equals or exceeds $450,000; (ii) if at any time the aggregate outstanding principal balance of the Loan shall be less than $450,000, then the Exit Fee shall be equal to 1.5% of the difference between $450,000 and the aggregate outstanding principal balance on such date; and (iii) any permanent full or partial termination of Lender’s commitment for the Original Loan Amount shall require payment of the Exit Fee equal to 1.5% of the principal amount so terminated; provided, that the aggregate amount of Exit Fees payable during the term of the Loan shall not exceed 1.5% of the Original Loan Amount.

(e)                                  Non-Use Fee. Borrower shall pay to Lender a Non-Use Fee of one half of a percent (0.5%) per annum on the average monthly Loan amount that has not been advanced, payable monthly on the 20th day of each month commencing the 20th day of the month next succeeding the Operations Closing Date.

All fees provided for in this Section 2.9 are deemed fully earned on the date due.

2.10                        Use of Loan; Disbursement of Proceeds.

(a)                                 Borrowers agree to use the Loan for the following:

(i)                                     To provide funds to pay for the costs, expenses and fees due in connection with the Loan as noted on the Lender’s Closing Statement; and

(ii)                                  The balance of the Loan, if any, shall be used for working capital, including, but not limited to, towards satisfaction of the covenants set forth herein and in the other Loan Documents.

(b)                                 reserved.

(c)                                  Borrowers further agree to make an equity contribution of $550,000. The required equity contribution amount excludes any other fee the Borrowers or any of their Affiliates would pay themselves for services with respect to the acquisition or improvement of the Facility.

(d)                                 Lender acknowledges that Borrowers have agreed to provide $750,000 of stock in AdCare Health Systems, Inc. to Seller in accordance with the Purchase Agreement.

2.11                        Miscellaneous.  With respect to the amounts due under the Note, each Borrower waives the following to the fullest extent permitted by law:

(a)                                 All rights of exemption of any of the Collateral from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any state thereof;

(b)                                 Demand, presentment, protest, notice of dishonor, notice of non-payment, diligence in collection, and all other requirements necessary to enforce the Note; and

(c)                                  Any further receipt by Lender or acknowledgment by Lender of any Collateral now or hereafter deposited with Lender as security for the Loan.

2.12                        Application of Payment.  Note payments shall be applied as set forth in the Note.

ARTICLE III.
BORROWERS’ REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Loan to Borrowers, each Borrower, jointly and severally, represents and warrants to Lender as follows:

3.1                               Existence, Power and Qualification.  Each Borrower is a duly organized and validly existing in the jurisdiction of its formation having the power to own its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified would have a material adverse effect on the results of operations, conditions (financial or otherwise), assets, properties, business or prospects of Borrowers (a “Material Adverse Effect”).

3.2                               Power and Authority.  Each Borrower has full power and authority to borrow the indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action.  All consents, approvals authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by each Borrower has been obtained or made.

3.3                               Due Execution and Enforcement.  Each of the Loan Documents to which each Borrower is a party constitutes a valid and legally binding obligation of each Borrower, enforceable in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws relating to the rights of creditors generally and by general principles of equity) and does not violate, conflict with, or constitute any default under any law, government regulation, decree, judgment, each Borrower’s articles of organization or operating agreement or any other agreement or instrument binding upon each Borrower.

3.4                               Capitalization.  The owners of any issued and outstanding equity interests of a Borrower and the amount of such equity interests held by such owners as of the Closing Date is set forth on Exhibit C attached hereto.  All such issued and outstanding equity interests of the Borrowers have been duly and validly issued and are fully paid and non-assessable and were issued in full compliance with all federal and state securities laws.  There are no outstanding (a) options, warrants or other rights to purchase from any Borrower any securities of a Borrower, (b) securities convertible into or exchangeable for shares of such equity interests, or (c) other commitments of any kind for the issuance of additional equity interests or options, warrants or other securities of the Borrowers except as set forth on Exhibit C.  Except as set forth on Exhibit C, the Borrowers are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Securities Act of 1933, as amended, any of their presently outstanding securities or any of their securities which may be hereafter issued.

3.5                               Subsidiaries.  Neither Borrower presently owns or controls, directly or indirectly, any interest in any other corporations, associations or other business entities and neither Borrower is a participant in any joint venture, partnerships or similar arrangements.

3.6                               Non-Contravention.  Neither the execution and delivery by the Borrowers of this Agreement or the other Loan Documents, nor the consummation by the Borrowers of the transactions contemplated hereby and thereby, will (a) conflict with or violate the provisions of any law, rule or regulation applicable to the Borrowers or any of their respective properties or assets, (b) conflict with or violate the provisions of the organizational or governing documents, including but not limited to, the operating agreements of the Borrowers, (c) require on the part of any Borrower any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Authority other than the filing of UCC financing statements as required by the Loan Documents, (d) require on the part of any Borrower, any notice to or filing with or any permit authorization, consent or approval of any Person, (e) violate any judgment, decree, order or award of any Governmental Authority by which the Borrowers or their properties are bound, or (f) conflict with, result in material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which a Borrower is a party or by which they are bound (individually or collectively) or to which any of its assets are subject.

3.7                               Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.7 neither of the Borrowers have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Borrower, except as and to the extent any such liability or obligation is reflected and reserved against in the current balance sheet delivered to Lender prior to the Closing Date. Except as set forth on Schedule 3.7 the Facility will not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Facility, except as and to the extent any such liability or obligation is reflected and reserved against in the balance sheet delivered to Lender on the Closing Date.

3.8                               Pending Matters.

(a)                                 Operations; Financial Condition.  No action or investigation is pending or threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of any Borrower or any lower reimbursement rate under the Reimbursement Contracts.  Neither Borrower is in violation of any agreement, the violation of which might reasonably be expected to have a Material Adverse Effect on its business or assets, and neither Borrower is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject.

(b)                                 Property Improvements.  There are no proceedings pending, or, to the best of either Borrower’s knowledge, threatened, to acquire through the exercise of any power of condemnation, eminent domain or similar proceeding any part of the Property, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Property or the operation of the Facility in any manner.  None of the Improvements is subject to any unrepaired casualty or other damage.

3.9                               Financial Statements Accurate.  All financial statements heretofore or hereafter provided by either Borrower are and will be true and complete in all material respects as of their respective dates and fairly present the respective financial condition of such Borrower, and there are no material liabilities, direct or indirect, fixed or contingent, as of the respective dates of such statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements.  The financial statements of each Borrower have been prepared in accordance with GAAP.  There has been no material adverse change in the financial condition, operations, or prospects of either Borrower since the dates of such statements except as fully disclosed in writing with the delivery of such statements.  All financial statements of the operations of the Facility heretofore or hereafter provided to Lender are and will be true and complete in all material respects as of their respective dates.

3.10                        Compliance with Facility Laws.

(a)                                 Commencing on the Operations Closing Date, Borrowers shall be in compliance, as applicable, in all material respects with the applicable provisions of skilled nursing facility laws, rules, regulations and published interpretations to which Borrowers are subject.

(b)                                 At all times:

(i)                                     the Facility is and will be duly licensed and operated as a skilled nursing facility under the applicable laws of the state where the Property is located;

(ii)                                  Commencing on the Operations Closing Date, with respect to the Facility, Borrowers will be the lawful owners of all applicable operating Permits for the Facility, including, without limitation, the Certificate of Need, as applicable, which (A) is and will be in be in full force and effect, (B) constitutes all of the permits, licenses and certificates required for the use, operation and occupancy thereof, (C) has not been pledged as collateral for any other loan or Indebtedness except to Lender or Senior Lender or their Affiliates, (D) is and will be free from restrictions or any encumbrance which would materially adversely affect the use or operation of the Facility, and (E) will not be provisional, probationary or restricted in any way;

(iii)                               No waivers of any laws, rules, regulations, or requirements (including, but not limited to, minimum square foot requirements per bed) is or will be required for the Facility to operate at the current licensed bed capacity;

(iv)                              all Reimbursement Contracts are and will be in full force and effect with respect to the Facility, and each Borrower is in good standing with all the respective agencies governing such skilled nursing facility licenses, program certification, and Reimbursement Contracts;

(v)                                 each Borrower is and will be current in the payment of all applicable so-called provider specific taxes or other applicable assessments with respect to such Reimbursement Contracts; and

(vi)                              in the event Lender acquires the Facility through foreclosure, to the Borrowers’ knowledge as of the Closing Date, no receiver appointed by the court in connection with such foreclosure shall have to obtain a Certificate of Need in connection with such foreclosure.

3.11                        Maintain Bed Capacity.  Neither Borrower has granted to any third party the right to reduce the number of licensed beds in the Facility or to apply for approval to transfer the right to any and all of the licensed Facility beds to any other location.

3.12                        Medicare and Medicaid Compliance.  The Facility is in substantial compliance with all requirements for participation in Medicare and Medicaid, including without limitation, the Medicare and Medicaid Patient Protection Act of 1987.  The Facility is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements and has a current provider agreement which is in full force and effect under Medicaid and Medicare.

3.13                        Third-Party Payors. To the Borrowers’ Knowledge, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting either Borrower or the Facility or any participation or provider agreement with any third-party payor, including Medicare, Medicaid and any private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payors’ Programs”) to which such Borrower presently is subject.  All Medicare, Medicaid and private insurance cost reports and financial reports submitted by Borrowers or any Guarantor are and will be materially accurate and complete and have not been and will not be misleading in any material respects.  No cost reports for the Facility remain “open” or unsettled, except as otherwise disclosed. Borrowers further covenant to sweep, on a daily basis, all accounts containing Medicaid or Medicare receivables into a Borrowers’ account that is subject to the Control Agreement.

3.14                        Governmental Proceedings and Notices.  No Borrower nor the Facility is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received from a governmental agency that would, directly or indirectly, or with the passage of time:

(a)                                 Have a material adverse impact on such Borrower’s ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

(b)                                 Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits; or

(c)                                  Affect such Borrower’s continued participation in the Medicare or Medicaid programs or any other Third-Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

(d)                                 Affect such Borrower’s prospective participation in the Medicare or Medicaid programs or any other Third-Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

The Facility is not the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received by the Facility from a Governmental Authority that would, directly or indirectly, or with the passage of time:

(a)                                 Have a material adverse impact on such Borrower’s ability to accept and/or retain residents or result in the imposition of a fine, a sanction, a lower rate certification, if applicable, or a lower reimbursement rate for services rendered, if applicable, to eligible residents;

(b)                                 Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits; or

(c)                                  Affect such Borrowers’ continued participation in the Medicare or Medicaid programs or any other Third-Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

3.15                        Physical Plant Standards.  The Facility and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, health care, nursing facility and other similar regulatory requirements (the “Physical Plant Standards”), and no waivers of Physical Plant Standards exist at the Facility.

3.16                        Pledges of Receivables.  Except as set forth in Schedule 3.16, neither Borrower has pledged its Accounts as collateral security for any loan or Indebtedness other than, as applicable, the Loan and the Senior Loan.

3.17                        Payment of Taxes and Property Impositions.  Each Borrower has filed all federal, state, and local tax returns which it is required to file and has paid, or made adequate provision for the payment of, all taxes which are shown pursuant to such returns or are required to be shown thereon or to assessments received by each Borrower, including, without limitation, provider taxes.  All such returns are complete and accurate in all respects.  Each Borrower has paid or made adequate provision for the payment of all applicable water and sewer charges, ground rents (if applicable) and Taxes with respect to the Property.

3.18                        Title to Collateral.  Each Borrower has good and marketable title to all of the Collateral it has pledged as security for the Loan, subject to no Lien, except Permitted Encumbrances which do not and will not materially interfere with the security intended to be provided by the Security Agreement or the current use or operation of the Property and the Improvements or the current ability of the Facility to generate net operating income sufficient to service the Loan.  All Improvements situated on the Property are situated wholly within the boundaries of the Property.

3.19                        Priority of Mortgages; Liens; Other Obligations.  The Security Agreement and UCC financing statements constitute a valid lien against the personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Encumbrances (as defined in Section 5.2 (No Liens; Exceptions)) which do not and will not materially and adversely affect (a) the ability of any Borrower to pay in full the principal of and interest on the Note when due, (b) the security (and its value) intended to be provided by the Security Agreement and UCC financing statements, or (c) the current use of the Property and the Improvements.  No Borrower nor any Guarantor is liable, primarily or secondarily, upon any Indebtedness other than as described in its financial statements or in the Senior Loan Documents, or has any fixed or contingent obligation to make any loan or contribution of capital to any other entity that has not been fully paid.  No Borrower nor any Guarantor owes any debt to its members, shareholders, partners or affiliates.

3.20                        Location of Chief Executive Offices.  The location of each Borrower’s principal place of business and chief executive office is set forth on Exhibit B hereto.

3.21                        Disclosure.  All information furnished or to be furnished by each Borrower to Lender in connection with the Loan or any of the Loan Documents, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to provide Lender with true and accurate knowledge of the subject matter.

3.22                        Trade Names.  Except as disclosed in Schedule 3.22, no Borrower nor the Facility have changed their names, been known by any other name, or been a party to a merger, reorganization or similar transaction within the last five (5) years.

3.23                        ERISA.  To the Borrower’s Knowledge, each Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.24                        Ownership.  The ownership interests of the Persons comprising each Borrower and each of the respective interests in each Borrower as of the Closing Date is correctly and accurately set forth on Exhibit C, attached hereto.

3.25                        Proceedings Pending.  There are no proceedings pending, or, to the best of each Borrower’s knowledge, threatened, to acquire any power of condemnation or eminent domain with respect to any part of the Property, or to enjoin or similarly prevent or restrict the use of any Property or the operation of the Facility in any manner.

3.26                        Compliance With Other Applicable Laws.  To the best of each Borrower’s knowledge, each Property and Improvements comply with all covenants and restrictions of record and applicable laws, ordinances, rules and regulations, including, without limitation, all laws, ordinances, rules and regulations relating to zoning, setback requirements and building codes.  No Improvements constitute a nonconforming structure and the operation of the Facility is not a nonconforming use under current zoning, and there are no waivers of any current building code requirements for the Property or Improvements.  The Facility is in compliance in all material respects with the Americans With Disabilities Act and regulations thereunder and the Federal Housing Act and regulations thereunder, each to the extent applicable.  Each Borrower agrees to indemnify and hold Lender harmless from any fines or penalties assessed or any corrective costs incurred by Lender if any Improvements or any Property, or any part thereof, is hereafter determined to be in violation of any covenants or restrictions of record or any applicable laws, ordinances, rules or regulations, and such indemnity shall survive any foreclosure or deed in lieu of foreclosure.

3.27                        Solvency.  Each Borrower is solvent for purposes of 11 U.S.C. §548, and the borrowing of the Loan will not render such Borrower insolvent for purposes of 11 U.S.C. §548. Neither of the Borrowers nor any of the Guarantors nor any of the Borrowers’ principals, partners and/or members are involved in any bankruptcy, reorganization or insolvency proceeding.

3.28                        Lease Agreement.  The Operations Seller Lease Agreement is in full force and effect and, there are no defaults (either monetarily or non-monetarily) by the Operations Seller or Owner, as applicable, thereunder. Commencing on the Operations Closing Date, the Lease Agreement is in full force and effect and, there are no defaults (either monetarily or non-monetarily) by the Owner or Operator, as applicable, thereunder.

3.29                        Management Agreement.  The Operations Seller Management Agreement is in full force and effect and, there are no defaults (either monetarily or non-monetarily) by the Operations Seller or Management Company, as applicable, thereunder. Commencing on the Operations Closing Date, the Management Agreement is in full force and effect and, there are no defaults (either monetarily or non-monetarily) by the Operator or Management Company, as applicable, thereunder.

3.30                        Single Purpose Entity.  Each Borrower is a Single Purpose Entity.

3.31                        Fraudulent Conveyances.  No Borrower (a) has entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor, nor (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than each Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature.  Each Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  None of the Borrowers intend to, nor do they believe that they will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond their ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of each Borrower).

3.32                        Trademarks, Patents and Other Rights.  Set forth in Schedule 3.32 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, are owned by, or are registered in the name of either Borrower, or of which any Borrower is a licensor or licensee, or in which any Borrower has any right, and in each case a brief description of the nature of such right.  Each Borrower owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, and know how (collectively, “Trade Rights”) necessary or desirable to the conduct of its business as conducted and as proposed to be conducted.  No claim is pending or, to the knowledge of either Borrower, threatened to the effect that the operations of either Borrower infringe upon or conflict with the asserted rights of any other Person under any Trade Rights, and, to the knowledge of either Borrower, there is no basis for any such claim (whether or not pending or threatened).  No claim is pending or, to the knowledge of either Borrower, threatened to the effect that any such Trade Rights owned or licensed by either Borrower or which such Borrower otherwise has the right to use, is invalid or unenforceable by such Borrowers, and there is no known basis for any such claim (whether or not pending or threatened).  All technical information developed by and belonging to each Borrower has been patented or has been kept confidential or has otherwise been established as a trade secret.  Neither Borrower has granted or assigned to any other Person any right to sell or produce the products or proposed products or provide the services or proposed services of Borrowers.  No officer, director, equity-holder or employee of Borrower has an ownership interest in any of the trademarks, patents, or other rights set forth in Schedule 3.32.

3.33                        Proprietary Information of Third Parties.  To the knowledge of each Borrower, no third party has claimed or has any reason to claim that any Person employed by either Borrower has: (i) violated or may be violating any of the material terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its current or former employees.  To the knowledge of either Borrower, no third party has requested information from either Borrower that suggests that such a claim might be contemplated.  To the knowledge of either Borrower, no Person employed by either Borrower has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Person employed by either Borrower has violated any confidential relationship which such Person may have had with any third party in connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of either Borrower, and such Borrowers does not have any reason to believe there will be any such employment or violation.  To the knowledge of either Borrower, none of the execution, delivery or performance of this Agreement, or the carrying on of the business of either Borrower as officers, employees, or agents by any officer, director, or key employee, or the conduct of the businesses of such Borrowers, will conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a default under any material contract, covenant, or instrument under which such Person is obligated.

3.34                        Insider Interests.  No present officer, director, equity holder or employee of, or supplier to, any Borrower: (i) owns, other than by virtue of a membership interest in a Borrower, directly or indirectly, in whole or in part, any of the properties used in the businesses of any Borrower; (ii) has received a loan or advance from either Borrower which is currently outstanding; (iii) has any obligation to make any loan to either Borrower other than as may be specifically contemplated by each Borrower’s limited liability company operating agreement; or (iv) has any other business relationship with Borrowers other than in his, her or its capacity as an officer, director, equity holder or employee. No present officer, director, equity holder or employee of either Borrower owns, in whole or in part, directly or indirectly, any interest in excess of five percent (5%) in, or controls, or is an employee, officer, director, or partner of, or participant in, or consultant to, any corporation, association, partnership, limited partnership, joint venture, or other entity which is operating as a nursing facility or residential care facility within ten (10) miles of the Facility, of either Borrower.

3.35                        Fraud and Abuse.  Neither Borrower nor either Borrower’s members, managers, officers, directors, or senior executives, or, to the knowledge of either Borrower, Persons who provide professional services under agreements with such Borrower, have engaged in any activities on behalf of or attributable to either Borrower which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid, as applicable.

3.36                        Brokerage Commission.  Any brokerage commission or similar compensation amounts or fees due in connection with the purchase of the Property and in connection with the transactions contemplated hereby have been paid in full and any such commissions coming due in the future as related to any act of or on behalf of the Borrower will promptly be paid by Borrowers.  Borrowers agree to and shall indemnify Lender from any liability, claims or losses (including reasonable attorneys’ fees) incurred by Lender and arising by reason of any claim from any such brokerage commission that are the result of any action by or on behalf of the Borrowers.  This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

3.37                        Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against Borrowers or any Guarantor.  Hours worked and payments made to the employees of any Borrower and Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from Borrowers and Guarantors, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by this Agreement and the other Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.38                        No Litigation. There is no action, suit, claim, investigation or proceeding pending against, or to any Borrower’s knowledge threatened against or affecting any Borrower or the Facility.

3.39                        Post Closing Date Covenants. Borrower warrants and covenants to provide or cause to be provided to Lender:

(i)                                     On a date to occur within five months after the Closing Date, deliver all of the following to the Lender (such date, the “Operations Closing Date”):

(a)                                 Facility license in the name of the Operator;

(b)                                 Medicare number for the Operator;

(c)                                  Management Agreement, effective as of the Operations Closing Date;

(d)                                 Lease Agreement, effective as of the Operations Closing Date;

(e)                                  Assignment of Leases and Rents dated the Operations Closing Date;

(f)                                   Subordination and Attornment Agreement dated the Operations Closing Date;

(g)                                  Subordination and Assignment of Lease Agreement dated the Operations Closing Date;

(h)                                 Subordination and Assignment of Management Agreement dated the Operations Closing Date; and

(i)                                     Opinion of counsel dated the Operations Closing Date, addressing those matters required by Lender.

(ii)                                  No later than seven months after the Closing Date, a new Medicaid provider number for the Operator;

(iii)                               Within ninety days of the Closing Date, a copy of the Certificate of Occupancy;

(iv)                              Within ten Business Days after the Closing Date, deliver to Lender the executed Control Agreement;

(v)                                 Within ten Business Days after the Closing Date, deliver to Lender the executed ZBA Agreement.

ARTICLE IV.

AFFIRMATIVE COVENANTS OF BORROWERS

Each Borrower, jointly and severally, agrees with and covenants unto the Lender that until the Loan Obligations have been paid in full, Borrowers shall:

4.1                               Payment of Loan/Performance of Loan Obligations.  Duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

4.2                               Maintenance of Existence.  Maintain its existence as a limited liability company, and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes qualification necessary, maintain good standing.

4.3                               Maintenance of Single Purpose.  Maintain its existence as a Single Purpose Entity.

4.4                               Accrual and Payment of Taxes.

(a)                                 Borrowers shall pay, on or before the due date thereof, all Taxes, levies, license fees, permit fees and all other charges (in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen) of every character whatsoever (including all penalties and interest thereon) now or hereafter levied, assessed, confirmed or imposed on, or in respect of, or which may be a lien upon the Collateral or the Facility, or any part thereof, or any estate, right or interest therein, or upon the rents, issues, income or profits thereof, and shall submit to Lender such evidence of the due and punctual payment of all such Taxes, assessments and other fees and charges as may be required by law.  Borrowers shall have the right before they become delinquent to contest or object to the amount or validity of any such Tax, assessment, fee or charge by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying or extending Borrowers’ covenant to pay any such Tax, assessment, fee or charge at the time and in the manner provided herein, unless Borrowers have given prior written notice to Lender of Borrowers’ intent to so contest or object, and unless (i) Borrowers shall demonstrate to Lender’s satisfaction that the legal proceedings shall conclusively operate to prevent the sale of the Collateral and Facility, or any part thereof, to satisfy such Tax, assessment, fee or charge prior to final determination of such proceedings; and (ii) if required by Lender, Borrowers shall furnish a good and sufficient bond or surety as requested by and satisfactory to Lender in an amount sufficient to fully pay the contested amount, with penalties, interest and other charges if Borrowers should be unsuccessful in such contest; and (iii) Borrowers shall diligently pursue such contest.

(b)                                 Borrowers shall pay, on or before the due date thereof, all Taxes, assessments, charges, expenses, costs and fees which may now or hereafter be levied upon, or assessed or charged against, or incurred in connection with, the Note, the Security Agreement or any other Loan Documents.

(c)                                  Operator shall pay, on or before the due date thereof, all rents and other payments due under the Lease Agreement; and Borrowers shall pay all utility charges with respect to the Collateral and Facility, or which may become a charge or lien against the Collateral and the Facility, for gas, electricity, water and sewer services and the like furnished to the Collateral or the Facility, and all other public or private assessments or charges of a similar nature affecting the Collateral or the Facility or any portion thereof, whether or not the nonpayment of same may result in a lien thereon.  Borrowers shall submit to Lender such evidence of the due and punctual payment of all such premiums, charges and other sums as Lender may require.

(d)                                 Borrowers shall not suffer any mechanic’s, materialman’s, laborer’s, statutory or other lien (except as expressly permitted by this Agreement) to be created or remain outstanding against the Collateral or the Facility; provided, however, that Borrowers may contest any such lien in good faith by appropriate legal proceedings provided the lien is bonded off and removed as an encumbrance upon the Collateral or the Facility.  Lender has not consented and will not consent to the performance of any work or the furnishing of any materials which might be deemed to create a lien or liens superior to the lien hereof.

(e)                                  In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such Taxes so as to adversely affect Lender, Borrower will pay any such Tax on or before the due date thereof.  If Borrowers fail to make such prompt payment or if, in the opinion of Lender, any such state, federal, municipal, or other governmental law, order, rule or regulation prohibits Borrowers from making such payment or would penalize Lender if Borrowers makes such payment or if, in the opinion of Lender, the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, then the entire balance of the Loan Obligations shall, at the option of Lender, become immediately due and payable.

(f)                                   Each Borrower hereby, jointly and severally, indemnifies and holds Lender harmless from any sales or use Tax that may be imposed on the Lender by virtue of Lender’s Loan to Borrowers.

(g)                                  During each fiscal year, make accurate provision for the payment of all current tax liabilities of all kinds (including, without limitation, federal and state income taxes, franchise taxes, payroll taxes, provider taxes (to the extent necessary to participate in and receive maximum funding pursuant to Reimbursement Contracts) and Taxes, all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans, and pay the same when they become due including, but not limited to, making all required deposits into an escrow fund (the “Tax and Insurance Reserve Fund”) in accordance with the terms of the Tax and Insurance Escrow and Security Agreement for the Senior Loan.

4.5                               Insurance.  Maintain the following insurance coverages with respect to the Property and the Facility:

(a)                                 Property Insurance.  Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by an “all risk” policy or a policy covering “special” causes of loss, with such endorsements as Lender may from time to time reasonably require and which are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building, ordinance or law, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Facility in an amount equal to one hundred percent (100%) of the full insurable replacement value of the Facility (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation.  The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing the coverage or, at Lender’s election, by reference to such indexes, appraisals or information as Lender determines in its reasonable discretion, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with these terms, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation.  Each policy shall, subject to Lender’s approval, contain (i) a replacement cost endorsement, without deduction for depreciation, (ii) either an agreed amount endorsement or a waiver of any co-insurance provisions, and (iii) an ordinance or law coverage or enforcement endorsement if the Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for deductibles in such amounts as Lender may permit in its sole discretion. The property insurance policy shall not contain an exclusion endorsement for mold.

(b)                                 Commercial General Liability Insurance.  Commercial general liability insurance under a policy containing “Comprehensive General Liability Form” of coverage on an occurrence or claims made basis with retroactive date to prior occurrence form, which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability with respect to the Facility and the operations related thereto, whether on or off the Property, and the following coverages:  Employee as Additional Insured, Employee Benefits, Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Medical Payment (with a minimum limit of $5,000 per person), hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Facility, liquor liability coverage, all of which shall be in such amounts as Lender may from time to time reasonably require, but not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) in the aggregate.  If such policy shall cover more than one property, such limits shall apply on a “per location” basis. If any elevators, health club facilities or swimming pools are located at the Facility at any time during the Loan, the foregoing amounts shall be increased to Three Million Dollars ($3,000,000) and Five Million Dollars ($5,000,000), respectively, unless other amounts are approved in writing by Lender in its sole discretion.  Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements:  Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission.  Absent written consent from Lender, Borrowers shall not change, cancel or renew the terms of such policy in any manner that would materially lessen the amount and scope of such insurance coverage applicable to the Property and Facility. The commercial general liability policy shall not contain an exclusion endorsement for mold.

(c)                                  Professional Liability Insurance.  Professional liability insurance, whenever possible provided by the same carrier as the Commercial General Liability coverage, in an amount equal to One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate and insuring Borrowers from acts occurring prior to the date of the Loan, unless other amounts are approved by Lender in writing at its sole discretion.

(d)                                 Business Interruption Insurance/Extra Expense Coverage.  Business interruption income insurance (i) covering the same perils of loss as are required to be covered by the property insurance described above, (ii) in an amount equal to the greater of: (1)

the projected annual net income from the Facility plus carrying costs and extraordinary expenses of the Property for a period of twenty-four (24) months, based upon Borrower’s reasonable estimate thereof as approved by Lender; provided, however, that if fifty-percent (50%) of the estimated annual expenses of the Facility is greater than such calculation of net income, then Borrowers shall, for purposes of this test, use such amount, or (2) or actual loss sustained, in either case with no cap, (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent any Borrower, Lender and any other insured thereunder from being a coinsurer, and (iv) providing that any covered loss thereunder shall be payable to Lender.

(e)                                  Construction Insurance. During the period of any new construction on the Property, a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal to one hundred percent (100%) of the estimated replacement cost value on the date of completion, including “soft cost” coverage, FF&E and Workers’ Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law.  In addition, each contractor and subcontractor shall be required to provide Lender with a certificate of insurance for (i) Workers’ Compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, (ii) General Liability insurance showing minimum limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, where Borrowers and Lender have additional insured status on a primary and non-contributory basis with both forms CG 2010 (ongoing operations) and CG 2037 (completed operations) or its equivalent including coverage for products and completed operations, (iii) Automobile Liability insurance showing minimum limits of at least One Million Dollars ($1,000,000) covering all owned autos, hired and non-owned autos (including rented and leased vehicles).and (iv) statutory Workers Compensation with Employers Liability limits of $1,000,000 for each accident, each disease and each disease policy limit. Each contractor and subcontractor also shall cover Borrowers and Lender as an additional insured under hall liability policies (excluding Professional Liability, Workers Compensation & Employers Liability) and shall indemnify and hold Borrowers and Lender harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction.  Each contractor shall waive all rights of recovery and shall cause its insurance carriers to waive their subrogation rights against the Lender, Borrowers and affiliated entities, for damages covered by the insurance required.

(f)                                   Boiler and Machinery Equipment Breakdown Coverage.  If the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to the coverage as defined under the Property Insurance, which policies shall insure against physical damage to and loss of occupancy and use of the improvements arising out of an accident or breakdown covered thereunder.

(g)                                  Flood. If the Facility is located in a High Risk Flood Area, as defined by FEMA, flood coverage in the amount of $1,000,000 is required. If the Facility is located in an area covered by the National Flood Insurance Program, the Borrowers shall carry the maximum federal amount of $500,000 and additionally will carry a Differences in Conditions policy.

(h)                                 Wind and Hurricane Insurance. If the Facility is located in Wind Zone 3 or 4, there must be no policy restrictions with regard to “Wind”, “Windstorm”, “Hail”, “Named Storm” and “Hurricane”. Any restrictions in coverage and/or deductibles must be reviewed and approved by Lender.

(i)                                     Earthquake Insurance.  If the Facility is located in Seismic Zone 3 or 4, earthquake coverage must be obtained in an amount equal to the coverage as defined under the Property Insurance.

(j)                                    Workers’ Compensation/Employer’s Liability Insurance.  Workers’ compensation insurance or other similar insurance which may be required by governmental authorities or applicable Legal Requirements in an amount at least equal to the minimum required by law, and employer’s liability insurance with a limit of One Million Dollars ($1,000,000) per accident and per disease per employee, and One Million Dollars ($1,000,000) in the aggregate for disease arising in connection with the operation of the Property. If the Facility is located in a monopolistic state, a Stop Gap Endorsement must be added to the General Liability policy.

(k)                                 Automobile Liability Insurance. Borrowers must obtain Automobile Liability Insurance coverage in the amount of $1,000,000. If the Facility does not own any vehicles, then hired and non-owned automobile endorsement (including rented and leased vehicles) must be obtained.

(l)                                     Term and Other Requirements.  All insurance required under this Agreement must have a term of not less than one year and shall be in the form and amount and with deductibles as, from time to time, shall be acceptable to Lender in its sole discretion, under valid and enforceable policies issued by financially responsible insurers either licensed to transact business in the state where the Facility is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with a (i) rating of not less than the fourth (4th) highest rating category by either Standard & Poor’s Ratings Group, Duff & Phelps Credit Rating Co., Moody’s Investors Service, Inc., Fitch Investors Service, Inc. or any successors thereto, or (ii) an A-V rating in Best’s Key Rating Guide.  Originals or certified copies of all insurance policies shall be delivered to and held by Lender.  All such policies shall name Lender as an additional insured, shall provide for loss payable solely to Lender and shall contain:  (A) a standard “non-contributory mortgagee endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrowers and notwithstanding (1) occupancy or use of the Facility for purposes more hazardous than those permitted by the terms of such policy, (2) any foreclosure or other action taken by Lender pursuant to the Security Agreement or the other Loan Documents upon the occurrence of a default, or (3) any change in title or ownership of the Facility; and (B) a provision that such policies shall not be canceled or amended, including, without limitation, any amendment reducing the scope or limits of coverage, or failed to be renewed, without at least thirty (30) days prior written notice to Lender in each instance.  With respect to insurance policies which require payment of premiums annually, not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, Borrowers shall pay such amounts; provided, however, to the extent Lender has required Borrowers to deposit funds in an escrow therefor, Borrowers shall instead fund such escrow, as directed by Lender.  Not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, originals or certified copies of renewals of such policies (or certificates evidencing such renewals) bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Lender of such payment, which premiums shall not be paid by Borrowers through or by any financing arrangement, shall be delivered by Borrowers to Lender.  Borrowers shall carry separate insurance, concurrent in kind or form or contributing in the event of loss with any insurance required by this Section 4.5.  If the limits of any policy required hereunder are reduced or eliminated due to a covered loss, Borrowers shall pay the additional premium, if any, in order to have the original limits of insurance reinstated, or Borrowers shall purchase new insurance in the same type and amount that existed immediately prior to the loss.

(m)                             Lender’s Right to Procure Insurance.  If Borrowers fail to maintain and deliver to Lender the original policies and/or certificates of insurance required, Lender may, at its option, procure such insurance and Borrowers shall pay or, as the case may be, reimburse Lender for, all premiums thereon promptly, upon demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment and such sum shall constitute a part of all obligations related to the Loan.

(n)                                 Use of Blanket and Umbrella Policies.  The insurance required may, at the option of Borrowers, be effected by blanket and/or umbrella policies issued to Borrowers or to an Affiliate of Borrowers covering the Facility and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Facility, from time to time, the coverage specified by this Agreement, without possibility of reduction or coinsurance by reason of, or damage to, any other property (real or personal) named therein.  If the insurance required by this Agreement shall be affected by any such blanket or umbrella policies, Borrowers shall furnish to Lender original policies or certified copies thereof, with schedules attached thereto showing the amount of the insurance provided under such policies which are applicable to the Facility. Additionally, umbrella coverage of no less than Five Million Dollars ($5,000,000) in the aggregate, will extend over General Liability, Professional Liability, Automobile Liability, and Employer’s Liability.

(o)                                 Subrogation Rights.  Neither Lender nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that (i) Borrowers shall look solely to their insurance company for the recovery of such loss or damage, (ii) such insurance company shall have no rights of subrogation against Lender, its agents or employees, and (iii) Borrowers shall use their best efforts to procure from such insurance company a waiver of subrogation rights against Lender.  If, however, such insurance policies do not provide for a waiver of subrogation rights against Lender (whether because such a waiver is unavailable or otherwise), then Borrowers hereby agree, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive their respective rights of recovery, if any, against Lender, its agents and employees, whether resulting from any damage to the Facility, any liability claim in connection with the Facility or otherwise.  If any such insurance policy shall prohibit Borrowers from waiving such claims, then Borrowers must obtain from such insurance company a waiver of subrogation rights against Lender.

(p)                                 Condemnation and Casualty Loss.  In the event of condemnation or casualty loss, the entire award of insurance proceeds as a result thereof will be assigned to Lender with authorization, at Lender’s option, to apply all or a portion thereof up to the outstanding principal balance of the Loan and to any other Loan Obligations or to release amounts in excess of such outstanding obligations related to the Loan to Borrowers, at Lender’s option in its sole discretion.

(q)                                 Use of Proceeds of Insurance or Condemnation.  At its option, Lender agrees that Lender shall make the net proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses) available to Borrowers for Borrowers’ repair, restoration and replacement of the improvements on the Property, the equipment and the inventory damaged or taken on the following terms and subject to Borrowers’ satisfaction of the following conditions:

(i)                                     The aggregate amount of all such proceeds shall not exceed the aggregate amount of all such Loan Obligations;

(ii)                                  At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Default or Event of Default;

(iii)                               The Improvements, Equipment, and Inventory for which loss or damage has resulted shall be capable of being restored to its preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of (A) the expiration of business interruption insurance as determined by an independent inspector or (B) the Maturity Date;

(iv)                              Within thirty (30) days from the date of such loss or damage Borrowers shall have given Lender a written notice electing to have the proceeds applied for such purpose;

(v)                                 Within sixty (60) days following the date of notice under the preceding subparagraph (c) and prior to any proceeds being disbursed to Borrowers, Borrowers shall have provided to Lender all of the following:

(A)                               complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by (a) above,

(B)                               if loss or damage exceeds $50,000, fixed-price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

(C)                               builder’s risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause,

(D)                               such additional funds as in Lender’s reasonable opinion are necessary to complete such repair, restoration and replacement, and

(E)                                copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

(vi)                              Lender may, at Borrowers’ expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of proceeds as work progresses;

(vii)                           No portion of such proceeds shall be made available by Lender for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory for which a loss or damage has occurred unless the same are covered by such insurance;

(viii)                        Borrowers shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of business interruption insurance or the Maturity Date;

(ix)                              Each disbursement by Lender of such proceeds and deposits shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by the Lender) signed and certified by Borrowers and, if required by Lender, its architect and general contractor with appropriate invoices and lien waivers as required by Lender; and

(x)                                 Lender shall have a second lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such proceeds, and each Borrower shall, as applicable, execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as Lender shall request to create, evidence, or perfect such lien and security interest.

(r)                                    Use of Insurance Proceeds to Set Off Loan Obligations.  In the event and to the extent such proceeds are not required or used for the repair, restoration and replacement of the Improvements, Equipment and Inventory for which a loss or damage has occurred, or in the event Lender does not permit Borrowers to have the insurance proceeds applied to the restoration of the Improvements, Equipment, or Inventory, or, if the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled without notice to or consent from Borrowers to apply such proceeds, or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Loan Obligations (without premium) in the manner aforesaid, or (ii) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory for which a loss or damage has occurred.

(s)                                   Appointment as Attorney-in-Fact.  Each Borrower appoints Lender as such Borrower’s attorney-in-fact to cause the issuance of or an endorsement of any insurance policy to bring Borrowers into compliance herewith and, as limited above, at Lender’s sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; provided, however, in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

(t)                                    Changes in Insurance Coverage.  Lender acknowledges that certain coverage amounts described above may not be commercially reasonable or available to attain or maintain.  Lender reserves the right in its sole discretion to approve lesser amounts of coverage or approve modifications to the required types of insurance.  Notwithstanding the foregoing, if the Lender determines in its reasonable discretion based on its experience with the long term care industry, generally, that insurance coverage in excess of the amounts currently maintained by the Borrowers or on an “occurrence” basis or any other modification to the insurance requirements are necessary and are available for the Borrowers at premiums not materially in excess of the premiums then being paid by Borrowers, then Borrowers shall be obligated to procure coverage as determined by Lender.

(u)                                 Other Insurance. Lender may require such other insurance coverages, in such amounts, and such other forms and endorsements, as may from time to time be required by Lender and which are customarily required by institutional lenders to similar properties in the state the Facility is located in, similarly situated, including, without limitation, coverages against other insurable hazards, which at the time are commonly insured against and generally available at commercially reasonable premiums.

(v)                                 Escrow for Insurance. Borrowers shall deposit funds for payment of insurance premium in accordance with the Tax and Insurance Escrow and Security Agreement.

4.6                               Financial and Other Information. Provide Lender the following financial statements and information on a continuing basis during the term of the Loan:

(a)                                 Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Facility, for each Borrower and Management Company, reviewed financial statements, and for AdCare Health Systems, Inc., audited financial statements (including a balance sheet, a cash flow statement and a statement of income and expenses for the reporting year) prepared by a nationally recognized accounting firm or independent certified public accountant acceptable to Lender and certified to by the respective financial officer as being true and correct.

(b)                                 Annual Disclosure Certificate.  Within thirty (30) days after the end of each fiscal year, an annual disclosure certificate in the form provided for in Exhibit D attached hereto certified by the chief financial officer of each Borrower.

(c)                                  Quarterly Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter of the Facility, furnish to Lender a quarterly compliance certificate in the form attached hereto as Exhibit E certified by the chief financial officer of each Borrower.

(d)                                 Quarterly Financial Statements.  Within forty-five (45) days after the end of each fiscal quarter of the Facility, for each Borrower, the Management Company and any Corporate Guarantor, financial statements (including a balance sheet, cash flow statement and a statement of income and expenses for the reporting quarter) certified to by the respective financial officer as being true and correct.

(e)                                  Monthly Financial Statements.  Within thirty (30) days after the end of each month current financial statements for the Facility, prepared in accordance with GAAP consistently applied, which statements shall include a balance sheet, cash flow statement, a statement of income and expenses for the month then ended and a statement of the number of bed days available and the actual patient days incurred for the month, together with monthly census information of the Facility as of the end of such month in sufficient detail to show patient-mix on a daily average basis for such year through the end of such month, certified by a financial officer of each Borrower to be true and correct.

(f)                                   Copies of Tax Returns.  As soon as available, but in no event more than thirty (30) days after the filing deadline, as may be extended from time to time, copies of all federal, state and local tax returns of each Borrower and each Guarantor, together with all supporting documentation and required schedules.

(g)                                  Copies of Medicare and Medicaid Cost Reports.  As applicable, within ten (10) Business Days of filing or receipt, (i) all Medicaid and Medicare cost reports and any amendments thereto filed with respect to the Facility and all responses, audit reports, or other inquiries with respect to such cost reports and (ii) copies of all licensure and state and federal inspection reports, if applicable, with an attached plan of correction.

(h)                                 Copies of Medicaid and Medicare Rate Calculation Worksheet.  As applicable, within ten (10) Business Days of receipt, a copy of the Medicaid and Medicare Rate Calculation Worksheet (or the equivalent thereof) issued by the appropriate agency for the Facility.

(i)                                     Copies of Downgrade Notices.  Within three (3) days of receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that license the Facility and/or the Medicare and/or Medicaid certification of the Facility that the Facility is being downgraded to a substandard category, revoked, or suspended or that any such action is pending or being considered to downgrade to a substandard category, revoke or suspend the Facility’s license.

(j)                                    Evidence of Payment of Bed Taxes.  Upon request by Lender, evidence of payment by Borrowers of any applicable provider bed taxes or similar taxes with respect to the Facility, which taxes Borrowers agree to pay or cause to be paid.

(k)                                 Aged Accounts Receivable/Payable Report.  Within thirty (30) days after the end of each calendar month, (i) an aged accounts receivable report of the Facility in sufficient detail to show amounts due from each class of unit or patient-mix (i.e., private, Medicare, Medicaid and V.A.) by the account age classifications of 30 days, 60 days, 90 days, 120 days, and over 120 days, (ii) monthly census information of the Facility in sufficient detail to show unit or patient mix on a daily average basis for such month and (iii) an accounts payable report of the Facility.

(l)                                     Report Regarding Resident Days and Medicare or Medicaid Default Rate.  As applicable, within ten (10) Business Days of receipt, a statement of the number of patient days for which the Facility has received the Medicare default rate for any applicable period.  For purposes herein, “default rate” shall have the meaning ascribed to it in that certain Medicare or Medicaid rate notification letter prepared in connection with any review or survey of the Facility.

(m)                             Copies of Inspection Reports.  Within ten (10) Business Days of receipt, copies of all licensure and state or federal inspection reports, if applicable, with attached plan of correction.  Borrowers shall correct any deficiency on any report delivered pursuant to this Section 4.6 or otherwise received by Borrowers within the date required by the Health Regulatory Authority or other such government agency.

(n)                                 Payment of Taxes and Insurance. Borrowers shall deliver to Lender on a monthly or quarterly basis (as determined by Lender in accordance with the requirements of the applicable taxing authorities) evidence that Borrowers have paid or caused to be paid all insurance premiums and all Taxes, charges, claims for labor, supplies, rent or other obligations which, if unpaid, might give rise to a Lien against the property of Borrowers (except Liens permitted by this Agreement), that were due and payable by Borrowers during such previous month or quarter, as the case may be (each a “Tax and Insurance Report”).

(o)                                 SBA Requirements. .Within twenty (20) days after the end of each fiscal quarter, a completed SBA Form 468/Economic Data Portfolio Concern in the form attached hereto as Exhibit F and such other documents and agreements as may be required to be delivered to the Small Business Administration, all as directed by the Lender.

(p)                                 Insurance Captive. Within ninety (90) days after the end of each fiscal year, a loss run history on the entire insurance captive, if an insurance captive is utilized for the Facility.

(q)                                 Independent Audit of Accounts Receivable.  Upon Lender’s request, but no often than once per year, and/or, upon an Event of Default, Borrowers shall submit the results of an audit of its accounts receivable and cash collections in form and substance acceptable to Lender, in Lender’s sole discretion, and performed by an independent third party auditor approved by Lender, which audits will be performed at Borrowers’ expense.

(r)                                    Reports Regarding Claims.  Within three (3) Business Days of being (a) presented with a claim or claims in an amount in excess of Fifty Thousand Dollars ($50,000) against any insurance policy for the Facility related any facility under that policy or (b) presented with any claim against the Facility, a report and/or notice identifying the amount and related loss of such claim.

(s)                                   Affiliates Facilities Reports. Should a health care facility owned by an Affiliate of any Borrower (whether or not financed by Lender or its Affiliate) be either decertified (or action taken in pursuance thereof) or is subject to a denial of new admissions, the Borrowers or the applicable Affiliate shall provide Lender with a written notice of such events.

(t)                                    Accounts List. Within thirty (30) days after the end of each fiscal year, within five (5) Business Days of opening or closure of any account or upon Lender’s request, deliver a comprehensive list of all bank accounts associated with any Borrower or the Facility and all subsidiaries thereof including, without limitation: (i) the designated number associated with each account; (ii) the name of the bank or financial institution where the account is held; and (iii) the type of account.

(u)                                 Audited Financials.  If not already required, the Lender reserves the right to require that the annual financial statements of each Borrower and the Management Company be audited and prepared by a nationally recognized accounting firm or independent certified public accountant acceptable to Lender, at Borrowers’ respective cost and expense, if (i) an Event of Default has occurred or (ii) if Lender has reasonable grounds to believe that the unaudited financial statements do not accurately represent the financial condition of each Borrower, the Management Company or any Corporate Guarantor, as the case may be.

(v)                                 Additional Information.  Lender further reserves the right to require such other information of Borrowers, the Management Company, Guarantors and/or the Facility, in such form and at such other times (including monthly or more frequently) as Lender shall deem necessary, and Borrowers agree promptly to provide or to cause to be provided, such information to Lender.

(w)                               Statutory Rights. The provisions of this Section 4.6 shall not be in limitation of any rights which the Lender may have under any applicable law with respect to the books and records of the Borrowers or to inspect the Facility of to discuss its affairs, finances and accounts.

(x)                                 Borrowing Base Certificate. Borrowers shall submit a Borrowing Base Certificate: (1) in connection with each Draw updated for estimated billings and actual collections since the prior submission and (2) monthly, by the fifteenth (15th) day of each month, commencing on the month of the Operations Closing Date, regardless if there is a Draw.

4.7                               Government Receivables Account and Loan Account.

(a)                                 By no later than ten Business Days after the Closing Date, Borrowers shall establish the Government Receivables Account consistent with the definition of such term herein.

(b)                                 By no later than ten Business Days after the Closing Date, Borrowers shall establish the Loan Account consistent with the definition of such term herein.

(c)                                  By no later than ten Business Days after the Closing Date, Borrowers shall establish the Payroll Account consistent with the definition of such term herein.

(d)                                 By no later than ten Business Days after the Closing Date, Borrowers will enter into the ZBA Agreement pursuant to which monies on deposit in the Government Receivables Account and Payroll Account will be swept and deposited to the Loan Account.

(e)                                  By no later than ten Business Days after the Closing Date, Borrowers will enter into the Control Agreement with the Lender and the Facility Bank.

(f)                                   Borrowers will cause all Facility revenue that is not required to be deposited into the Government Receivables Account to be deposited to the Loan Account.

(g)                                  No Borrower shall close the Government Receivables Account, Payroll Account nor the Loan Account nor change the procedures or sweep instructions under the ZBA Agreement.

(h)                                 No checks, drafts or other Instruments received by Lender shall constitute final payment for the Loan to Lender unless and until such Instruments have actually been collected.

(i)                                     Borrowers acknowledge and agree that compliance with the terms of this section is essential, and that Lender will suffer immediate and irreparable injury and have no adequate remedy at law, if Borrowers, through acts or omissions, cause or permit Facility revenues to be deposited to other than the Government Receivables Account or Loan Account.  Accordingly, in addition to all other rights and remedies of Lender hereunder, Lender shall have the right to seek specific performance of the Borrowers’ obligations under this section and any other equitable relief as Lender may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(j)                                    If any Borrower breaches its obligation hereunder, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may upon prior notice to Borrowers, by the signature or other act of any of Lender’s officers (without requiring any of them to do so), direct any account debtor to pay Facility revenues to the Loan Account or Government Receivables Account, as applicable.

(k)                                 Each Borrower agrees not to open any lockbox or new bank account into Facility revenues are to be delivered or deposited unless concurrently with the opening of such account, Lender, such Borrower and the bank which will maintain such account, execute a new agreement on terms substantially similar to the ZBA Agreement and Control Agreement, as applicable, with respect to such account.

4.8                               Books and Records.  Keep and maintain at all times at the Facility or the Management Company’s offices, and upon Lender’s request shall make available at the Facility, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the results of the operation of the Facility, and copies of all written contracts, subleases (if any), and other instruments which affect the Property, which books, records, contracts, leases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender (upon reasonable advance notice, which for such purposes only may be given orally, except in the case of an emergency or following an Event of Default, in which case no advance notice shall be required); provided, however, that if an Event of Default has occurred and is continuing, Borrowers shall deliver to Lender upon written demand all books, records, contracts, subleases (if any) and other instruments relating to such Facility or its operation and Borrowers authorize Lender to obtain a credit report on Borrowers at any time at Borrowers’ sole cost and expense.

4.9                               Payment of Indebtedness.  Duly and punctually pay or cause to be paid all other Indebtedness now owing or hereafter incurred by Borrowers in accordance with the terms of such Indebtedness, except such Indebtedness owing to those other than Lender which is being contested in good faith and with respect to which any execution against properties of Borrowers has been effectively stayed and for which reserves and collateral for the payment and security thereof have been established as determined by Lender in its sole discretion.

4.10                        Notice of Loss.  Immediately notify the Lender of any event causing a loss or depreciation in value of either Borrower’s assets in excess of $10,000 or any Guarantor’s assets in excess of the amount required by their Guaranty Agreement and the amount of such loss or depreciation, except Borrowers shall not be required to notify Lender of depreciation in Equipment resulting from ordinary use thereof.

4.11                        Records of Accounts.  Maintain all records, including records pertaining to the Accounts of each Borrower, at the chief executive office of each Borrower as set forth in this Agreement.

4.12                        Conduct of Business.  Conduct the operation of the Facility at all times in a manner consistent with the level of operation of the Facility as of the date hereof, including without limitation, the following:

(a)                                 to maintain the standard of care for the patients of the Facility at all times at a level necessary to ensure quality care for the patients of the Facility in accordance with customary and prudent industry standards;

(b)                                 to operate the Facility in a prudent manner and in compliance with applicable laws and regulations relating thereto and cause all Permits, Reimbursement Contracts, and any other agreements necessary for the use and operation of the Facility or as may be necessary for participation in the Medicaid, Medicare or other applicable reimbursement programs to remain in effect without reduction in the number of licensed beds authorized for use in the Medicaid, Medicare or other applicable reimbursement programs;

(c)                                  to maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable Borrowers adequately to perform operations of the Facility;

(d)                                 to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition;

(e)                                  to maintain sufficient cash in the operating accounts of the Facility in order to satisfy the working capital needs of the Facility and not to comingle funds of the Facility and the Borrowers with any other funds; provided, however, that any cash or equity contributions shall not be deemed commingled funds and provided further, however, that any of such contributions that are deemed loans must be subject to a subordination agreement approved by the Lender; and

(f)                                   to keep all required Permits current and in full force and effect.

4.13                        Minimum Financial Covenants.  Borrowers on a consolidated basis shall maintain the following:

(a)                                 Current Ratio.

(i)                                     Borrowers shall maintain a Current Ratio (as defined below) of 1.0 to 1.0 commencing at the end of the first fiscal quarter after the Closing Date and thereafter as tested on a quarterly basis at the end of each quarter for the term of the Loan; and

(ii)                                  For the purposes of this Agreement, “Current Ratio” shall mean Current Assets divided by Current Liabilities.  “Current Assets” shall mean, only with respect to the Facility, cash, accounts receivable aged less than 90 days (any other receivable in such calculation to be approved by Lender), inventory, marketable securities, prepaid expenses and other assets that can be converted to cash within one year, excluding, at the sole discretion of the Lender, accounts or Indebtedness due to or from Affiliates of the

Borrowers.  “Current Liabilities” shall mean, only with respect to the Facility, accounts payable, short term loans, expenses incurred but unpaid and other debts due within one year, excluding, at the sole discretion of the Lender, accounts or Indebtedness due to or from Affiliates of the Borrowers.

(b)                                 Liquidity.  Borrowers on a consolidated basis shall at all times during the term of the Loan maintain cash, or availability under a line of credit, including availability under the Loan, of no less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00).

(c)                                  If any Borrower fails to achieve or provide evidence of achievement of the Current Ratio for the Facility, provided there is no continuing Default or Event of Default under the Loan Documents and provided, further, that there has never been a default under Section 6.1(a) of this Agreement, Borrowers may deposit with Lender, at Borrowers’ option within thirty (30) days of such failure, additional cash or other liquid collateral in an amount which would have resulted in the noncomplying Current Ratio requirement having been satisfied.  If after Borrowers have deposited such additional cash or liquid collateral, any Borrower again fails to achieve or provide evidence of the achievement of the Current Ratio for the Facility requirements set forth above and such failure continues for a second consecutive quarter, Borrowers may deposit with Lender, at Borrowers’ option within thirty (30) days of such failure, additional cash or other liquid collateral (with credit for amounts currently being held by Lender pursuant to the foregoing sentence), in an amount which would have resulted in the noncomplying Current Ratio requirement for such quarter having been satisfied.  Borrowers shall not have the option to cure for failure to comply for any additional consecutive quarters and such an event will constitute an Event of Default under this Agreement. Any additional cash or liquid collateral deposited by Borrowers hereunder in order to achieve the required Current Ratio for the Facility and cure any existing default with respect thereto will be held by Lender in a standard custodial account and shall constitute additional collateral for the obligations related to the Loan and an “Account” as defined in this Agreement, and, upon the occurrence of a default, may be applied by Lender, in such order and manner as Lender may elect, to the reduction of the obligations related to the Loan.  Borrowers shall not be entitled to any interest earned on such additional collateral.  Provided that there is no outstanding Default or Event of Default, such additional collateral which has not been applied to the Loan Obligations will be released by Lender at such time as Borrowers provided Lender with evidence that the required minimum Current Ratio requirement set forth above has been achieved and maintained (without regard to any cash or liquid collateral deposited pursuant to this section) for two (2) consecutive fiscal quarters.

Notwithstanding anything herein to the contrary, any additional liquid collateral posted by Borrowers under the Senior Loan Agreement for purposes of satisfying this covenant, if the lender thereof is an Affiliate of the Lender, shall be deemed to satisfy the requirements herein.

Borrowers shall be required to supply Lender with a certificate evidencing compliance with the requirements of this Section, which certificate shall be signed by an officer or manager as appropriate.

4.14                        Debt Service Coverage Requirements.

(a)                                 Debt Service Coverage Ratio.  Borrowers on a consolidated basis shall maintain and provide evidence to Lender of the achievement of a Debt Service Coverage Ratio and Total Debt Service Coverage Ratio for the Facility of (i) not less than 1.00 to 1.00 as tested on a quarterly basis at the end of the first full fiscal quarter ending December 31, 2012 and the second fiscal quarter ending March 31, 2013, and thereafter, (ii) 1.15 to 1.00 as tested on a quarterly basis at the end of each quarter, beginning with the last day of the third fiscal quarter after the Closing Date and continuing thereafter for the term of the Loan. Borrowers may include any outstanding amounts in the Capitalized Interest Reserve Account in such calculations.

This Debt Service Coverage Ratio and Total Debt Service Coverage Ratio will be measured as follows: (A) for a trailing three month period tested at the end of the first fiscal quarter following the Closing Date, (B) for the second fiscal quarter following the Closing Date and for a trailing six month period tested at the end of such quarter, (C) for the third fiscal quarter following the Closing Date, and for a trailing nine month period tested at the end of such quarter, and (iv) thereafter, tested quarterly and for a trailing twelve month period from the end of such quarter.

(b)                                 If any Borrower fails to achieve or provide evidence of achievement of the Debt Service Coverage Ratio or Total Debt Service Coverage Ratio for the Facility, provided there is no continuing Default or Event of Default under the Loan Documents and provided, further, that there has never been a Default under Section 6.1(a) of this Agreement, Borrowers may deposit with Lender, at Borrowers’ option within thirty (30) days of such failure, additional cash or other liquid collateral in an amount which would have resulted in the noncomplying Debt Service Coverage Ratio or noncomplying Total Debt Service Coverage Ratio requirement having been satisfied.  If after Borrowers have deposited such additional cash or liquid collateral, any Borrower again fails to achieve or provide evidence of the achievement of the Debt Service Coverage Ratio or Total Debt Service Coverage Ratio for the Facility requirements set forth above and such failure continues for a second consecutive quarter, Borrowers may deposit with Lender, at Borrowers’ option within thirty (30) days of such failure, additional cash or other liquid collateral (with credit for amounts currently being held by Lender pursuant to the foregoing sentence), in an amount which would have resulted in the noncomplying Debt Service Coverage Ratio or Total Debt Service Coverage Ratio requirement for such quarter having been satisfied.  Borrowers shall not have the option to cure for failure to comply for any additional consecutive quarters and such an event will constitute an Event of Default under this Agreement. Any additional cash or liquid collateral deposited by Borrowers hereunder in order to achieve the required Debt Service Coverage Ratio or Total Debt Service Coverage Ratio for the Facility and cure any existing default with respect thereto will be held by Lender in a standard custodial account and shall constitute additional collateral for the obligations related to the Loan and an “Account” as defined in this Agreement, and, upon the occurrence of and during the continuance of an Event of Default, may be applied by Lender, in such order and manner as Lender may elect, to the reduction of the obligations related to the Loan.  Borrowers shall not be entitled to any interest earned on such additional collateral.  Provided that there is no outstanding Default or Event of Default, such additional collateral which has not been applied to the Loan Obligations will be released by Lender at such time as Borrowers provide Lender with evidence that the required minimum Debt Service Coverage Ratio and minimum Total Debt Service Coverage Ratio requirements set forth above have been achieved and maintained (without regard to any cash or liquid collateral deposited pursuant to this section) for two (2) consecutive fiscal quarters.

Notwithstanding anything herein to the contrary, any additional liquid collateral posted by Borrowers under the Senior Loan Agreement for purposes of satisfying this covenant, if the lender thereof is an Affiliate of the Lender, shall be deemed to satisfy the requirements herein.

Borrowers shall be required to supply Lender with a certificate evidencing compliance with the requirements of this Section, which certificate shall be signed by an officer or manager as appropriate.

4.15                        Occupancy.  Starting with the quarter ending March 31, 2013, maintain or cause to be maintained, an average annual occupancy of the Facility as tested quarterly (on the basis of a fiscal year) of seventy percent (70%) or greater (based on 102 in-service beds).

4.16                        Reserved.

4.17                        Updated Appraisals; Inspections.

(a)                                 Appraisals.  For so long as the Loan remains outstanding, if any Event of Default shall occur hereunder, or if, in Lender’s judgment, a material depreciation in the value of the Property shall have occurred, then in any such event, Lender, may cause the Property to be appraised by an appraiser selected by Lender, and in accordance with Lender’s appraisal guidelines and procedures then in effect, and Borrowers agree to cooperate in all respects with such appraisals and furnish to the appraisers all requested information regarding the Property and the Facility.  Borrowers agree to pay all reasonable costs incurred by Lender in connection with such appraisal which costs shall be secured by the Senior Mortgage and shall accrue interest at the Default Rate until paid.

(b)                                 Reserved.

(c)                                  Access; Inspections.  Borrowers shall authorize and permit Lender and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of business of Borrowers, to the Facility as Lender may from time to time reasonably request.  Upon an Event of Default under the Loan Documents, Lender shall have access to the Facility at any hour without notice.  Borrowers will agree to allow Lender or Lender’s representative access to conduct inspections of the Facility upon reasonable notice to Borrowers.  In cases of an emergency, Lender shall have the right to access the Facility to conduct inspections without notice.  In addition to and not in substitution for Lender’s rights under Section 4.8 (Books and Records), Borrowers agree to provide Lender, for any such inspection purposes, any data necessary for Lender to complete its inspection. Borrowers shall reimburse Lender for reasonable travel costs associated with one Facility visit per year.

(d)                                 Reports.  If any inspector’s report indicates that repairs or replacements are necessary over and above such capital expenditure requirement, Lender shall require a non-interest bearing repair escrow fund to ensure completion of the repairs.  The amount of any repair escrow shall be one hundred twenty five percent (125%) of the estimated cost of repairs as determined by the inspector and Lender.  Lender also shall require an agreement satisfactory to Lender, which will provide for completion of the repairs and the disbursement of the escrow funds.  All fees and costs associated with any inspection, any report and any subsequent inspections (if required) shall be paid by Borrowers.

(e)                                  Clinical Inspection Fee for Facility. Borrowers shall pay to Lender the reasonable fees associated with a third party clinician that is engaged by Lender to inspect the Facility for clinical issues if the Facility’s plan of correction following any survey is not approved after the first revisit or where the Facility has been decertified or given a Denial of Payment.

4.18                        Comply with Covenants and Laws.  Comply, in all material respects, with all applicable covenants and restrictions of record and all laws, ordinances, rules and regulations and keep the Facility and the Property in compliance with all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder, the Fair Housing Act and regulations thereunder, and laws, ordinances, rules and regulations relating to zoning, health, building codes, setback requirements, Medicaid and Medicare laws and keep the Permits for the Facility in full force and effect (and if any material noncompliance is discovered during the term of the Loan, Borrowers will promptly remedy such noncompliance).

4.19                        Reserved.

4.20                        Certificate.  Upon Lender’s written request, furnish Lender with a certificate stating that Borrowers have complied with and is in compliance with all terms, covenants and conditions of the Loan Documents to which Borrowers are a party and that there exists no Default or Event of Default or, if such is not the case, that one or more specified events have occurred, and that the representations and warranties contained herein are true and correct with the same effect as though made on the date of such certificate.

4.21                        Notice of Fees or Penalties.  Immediately notify Lender, upon Borrower’s knowledge thereof, of the assessment by any state or any Medicare, Medicaid, health or licensing agency of any fines or penalties against either Borrower or the Facility.

4.22                        Notice of Representations and Warranties.  Borrowers shall immediately notify Lender in writing, in the event any representation or warranty contained in the Loan Documents becomes untrue or there shall have been any material adverse change in any such representation or warranty.

4.23                        Lease Agreement; Management Agreement.

(a)                                 Maintain any lease agreement, any management agreement and any other services agreement, excluding those cancelable within thirty days or less than $10,000 per annum (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) in full force and effect and timely perform all of its obligations thereunder and not permit the termination or amendment of such lease agreement, management agreement or other services agreement (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) or enter into any replacement or additional lease agreements, management agreements or other services agreements (including, without limitation, food service management agreements) unless the prior written consent of Lender is first obtained (which consent will not be unreasonably withheld and may be presumed a response in the affirmative if not received by the Borrowers within fifteen days of Lender’s receipt of the initial request for consent); provided, however, that Lender’s prior consent shall not be required for termination of any such lease agreement, management agreement or other services agreement (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) in the event of emergency situations (i.e., termination of the Facility’s license or decertification of the Facility from participation in Medicare and/or Medicaid) as set forth below;

(b)                                 In the event that proceedings are instituted to terminate the Facility’s license or to terminate the Facility’s Medicaid or Medicare certification, upon request of Lender immediately terminate any lease agreement, any management agreement or any other services agreement (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) relating to the Facility and engage oversight management services from a replacement lessee, management company or operator, as the case may be, reasonably acceptable to the Lender;

(c)                                  In the event that bankruptcy or insolvency proceedings are instituted by or against the Operator, Management Company or Operations Seller, Owner shall (to the extent permitted by the applicable bankruptcy court having jurisdiction over such proceedings), upon written instruction received from Lender, to terminate any applicable lease agreement, management agreement or other services agreement (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement);

(d)                                 In the event that Borrowers fail to satisfy any covenants in the Loan Documents, Lender shall have the right, but not the obligation, to terminate any lease agreement, any management agreement and any other services agreement (including, without limitation, the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) and engage oversight management services and other relevant services from a replacement lessee, management company or operator, as the case may be, reasonably acceptable to Lender;

(e)                                  In the event that at any time during the term of the Loan, any lessee, management company or operator materially defaults under the then applicable lease agreement, management agreement or other services agreement (including, without limitation the

Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) in effect (which default is not cured within the applicable cure period, if any) Borrowers shall terminate such lease agreement, management agreement or other services agreement (including, without limitation the Operations Seller Lease Agreement, Lease Agreement, Operations Seller Management Agreement and Management Agreement) and replace such lessee, management company or operator pursuant to a replacement lease agreement, management agreement or other services agreement in form and substance acceptable to Lender, within thirty (30) days of such material default; and

(f)                                   In any instance where a replacement manager or operator is appointed by the Borrowers and/or Owner and/or Operator or Operations Seller, as applicable, or as required by the Lender, such replacement manager or operator shall be required to enter into a replacement Subordination and Assignment of Management Agreement, environmental indemnity agreement and/or Subordination and Assignment of Lease Agreement, as applicable, and any other agreement reasonably required by the Lender, in each instance in form and substance substantially similar to those same agreements executed on the Closing Date or the Operations Closing Date.

4.24                        Required Payment.  At any time upon: (i) a sale of twenty-five percent (25%) or more of the assets of either of the Borrowers (in a single transaction or a series of transactions not in the ordinary course of business), (ii) a repayment in full of the Senior Loan, or (iii) a Change in Control of any Borrower, the Loan shall be required to be prepaid in full with accrued interest plus the Exit Fee, as set forth in Section 6.3 (Default Rate) and Section 2.6 (Prepayment), at the option of Lender in its sole discretion; provided, however, that no prepayment penalty shall be required for a prepayment due to a Change in Control.

4.25                        Other Debt Agreements.  Maintain, and cause each Affiliate to maintain, compliance with the terms, covenants and conditions of the loan agreements, notes, mortgages, deeds of trust, security agreements, assignments and/or other documents and instruments evidencing or securing Indebtedness upon which such Person is obligated or which encumbers any property of such Person, including, without limitation, the Senior Loan and all other Contemporary Debt.

4.26                        Access.  Borrowers shall authorize and permit Lender and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of business of Borrowers, to the Facility as Lender may from time to time reasonably request.  Upon an Event of Default under the Loan Documents, Lender shall have access to the Facility at any hour without notice.

4.27                        USA Patriot Act Verification Information.  On the Closing Date, provide evidence of its legal name, tax identification number and street address, and, if either Borrower is an individual, a driver’s license and date of birth, satisfactory to and sufficient for Lender to verify the identity of such Borrower, as required under the USA Patriot Act.  Each Borrower shall notify Lender, promptly, of any change to such information.

4.28                        Lien Searches.  Upon Lender’s request and at Borrowers’ sole cost and expense, deliver to Lender the results of complete lien and judgment searches for each Borrower or any Guarantor at the applicable county and at the Secretary of State’s Office.

4.29                        License to Operate. Maintain or cause to be maintained the required Facility licenses, Medicaid and Medicare Reimbursement Contracts and/or Permits at all times.

4.30                        Reserved.

ARTICLE V.

NEGATIVE COVENANTS OF BORROWERS

Until the Loan Obligations have been paid in full, each Borrower jointly and severally agrees it shall not:

5.1                               Assignment of Licenses and Permits.  Assign or transfer any of its interest in any Permits or Reimbursement Contracts (including rights to payment thereunder) pertaining to the Facility, or assign, transfer, or remove or permit any other person to assign, transfer, or remove any records pertaining to the Facility including, without limitation, patient records, medical and clinical records (except for removal of such patient records as directed by the patients owning such records), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.

5.2                               No Liens; Exceptions.  Create, incur, assume or suffer to exist any Lien upon or with respect to the Facility or any of any Borrower’s properties, rights, income or other assets relating thereto, including, without limitation, the Collateral, whether now owned or hereafter acquired, other than the following permitted Liens (“Permitted Encumbrances”):

(a)                                 Liens at any time existing in favor of the Lender or its Affiliates,

(b)                                 Liens which are listed in Exhibit G attached hereto,

(c)                                  Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon any of the Property or Improvements, such Lien must be fully disclosed to Lender and bonded off and removed from the Property and Improvements, within thirty (30) days of its creation, in a manner satisfactory to Lender,

(d)                                 Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds, and

(e)                                  Liens for current year’s taxes, assessments or governmental charges or levies provided payment thereof shall not be delinquent.

(f)                                   Liens in favor of Senior Lender or any Contemporary Debt.

5.3                               Indebtedness and Other Obligations.

(a)                                 Incur or become obligated upon any other Indebtedness, secured or unsecured, or become obligated to make any capital contribution or loan to any other entity other than the following:

(i)                                     Indebtedness to Lender including Contemporary Debt;

(ii)                                  Indebtedness to Senior Lender;

(iii)                               Indebtedness to trade creditors in the ordinary course of business as reflected on the financial statements; and

(iv)                              Accrued debt for current payroll taxes and similar taxes not yet due.

(b)                                 Other than in accordance with the terms of the Subordination and Standstill Agreement, Borrowers will not permit any increase in the Senior Loan or change in the interest rate (other than changes occurring automatically under a note having a floating rate as an index), payment terms or other material terms of any of such debt and will not enter into any agreement amending the documents evidencing such debt in any of the foregoing respects.

5.4                               Merger, Consolidation, Etc.  Consummate any Change in Control, merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of substantially all of its assets (whether now or hereafter acquired), without the prior written consent of the Lender, which consent may be granted or refused in Lender’s sole discretion.

5.5                               Maintain Single-Purpose Entity Status.

(a)                                 Borrowers shall not:

(i)                                     engage in any business or activity other than the ownership, operation and maintenance of the Property and activities incidental thereto;

(ii)                                  acquire or own any material assets other than (A) the Property, Facility, Equipment, General Intangibles, Accounts and Inventory, and (B) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Property;

(iii)                               fail to preserve its existence as a limited liability company, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its articles of organization, operating agreement or similar organizational document, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect its ability to perform its obligations hereunder, under the Note or any other document evidencing or securing the Loan;

(iv)                              incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan and trade payables incurred in the ordinary course of business, provided same are paid when due;

(v)                                 fail to maintain its records, books of account and bank accounts separate and apart from those of its members and affiliates, the affiliates of any of its members, and any other person; and

(vi)                              fail either to hold itself out to the public as a legal person separate and distinct from any other person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its members or affiliates, or any general partner, principal or affiliate thereof).

5.6                               Dividends, Distributions and Redemptions.

(a)                                 Except as otherwise consented to by Lender in writing, none of the Borrowers may declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value, any of its membership interests or shares of capital stock, as the case may be, now or hereafter outstanding, or return any capital to its members (each a “Distribution”).

(b)                                 Notwithstanding the foregoing, the Borrowers may declare and pay Distributions quarterly provided that:

(1)                                 the Borrowers have demonstrated satisfactory compliance, as determined by Lender in Lender’s sole discretion, with all covenants of the Loan Documents,

(2)                                 the Borrowers have demonstrated satisfactory compliance, as determined by Lender in Lender’s sole discretion, with all financial covenants of the Loan Documents including that the Borrowers have maintained a Total Debt Service Coverage Ratio of 1.35 to 1.00 for two consecutive fiscal quarters immediately prior to any Distribution, provided, however, that if the Facility falls below such coverage requirements for any quarter after meeting the immediately provided for test, all Distributions shall cease until the Facility again meets such requirements for another two consecutive quarters,

(3)                                 there has not existed a payment Event of Default on the Loan or the Senior Loan;

(4)                                 neither the Loan nor the Senior Loan is in Default which Default has not been cured or waived;

(5)                                 the making of such Distribution would not cause an Event of Default on the Loan or the Senior Loan;

(6)                                 at no time has the Lender accelerated the Loan, otherwise there shall be no Distributions.

5.7                               Change of Business.  Make any material change in the nature of its business as it is being conducted as of the date hereof.

5.8                               Changes in Accounting.  Change its methods of accounting, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

5.9                               ERISA Funding and Termination.  Permit (a) the funding requirements of ERISA with respect to any employee plan to be less than the minimum required by ERISA at any time, or (b) any employee plan to be subject to involuntary termination proceedings at any time.

5.10                        Transactions with Affiliates.  Unless previously approved by the Lender, enter into any transaction with a Person which is an Affiliate of any Borrower other than in the ordinary course of its business and on fair and reasonable terms no less favorable to Borrowers, than those they could obtain in a comparable arms-length transaction with a Person not an Affiliate.

5.11                        Transfer of Ownership Interests.  Permit a change in the Persons holding the ownership interests or capital stock of any Borrower unless the written consent of the Lender is first obtained, which consent may be granted or refused in Lender’s sole discretion.

5.12                        Change of Use.  Alter or change the use of the Facility or permit to exist any management agreement for the Facility or enter into any operating lease for the Facility (other than the Lease Agreement, Operations Seller Lease Agreement, Operations Seller Management Agreement and Management Agreement), unless Borrowers first notify Lender and provide Lender a copy of the proposed lease agreement or management agreement, obtains Lender’s written consent thereto, which consent may be withheld in Lender’s sole discretion, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole discretion, from such manager or lessee subordinating to all rights of Lender.

5.13                        Domicile and Place of Business.  Change its chief executive office or its principal place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and amendatory financing statements as Lender may request in connection therewith.

5.14                        Acquisitions.  Directly or indirectly, purchase, lease, manage, own, operate, or otherwise acquire any property or other assets (or any interest therein) which are not used in connection with the operation of the Facility.

5.15                        Change in Organizational Documents.  Permit any change in the articles of organization articles of incorporation, bylaws or operating agreement of any Borrower or the Management Company, as the case may be, without in each case the prior written consent of Lender, or permit the change in the manager or managing member of any Borrower or the Management Company, as the case may be, or the admission of any other manager or managing member of any Borrower or the Management Company, as the case may be.

5.16                        Facility Status.  Borrowers shall not close the Facility.

5.17                        Compliance With Anti-Terrorism Orders.  Borrowers will not permit the transfer of any interest in any Borrower to any person or entity (or any beneficial owner of such entity) who is listed on those certain lists referred to as the OFAC Lists developed in connection with the Anti-Terrorism Laws (the “OFAC Lists”).  Borrowers will not knowingly enter into a lease with any party who is listed on the OFAC Lists.  Borrowers shall immediately notify Lender if any Borrower has knowledge that any principal, or any member or beneficial owner of any Borrower or principal of any Borrower is listed on the OFAC Lists or is indicted on or arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrowers shall immediately notify Lender if any Borrower knows that any tenant of the Facility is listed on the OFAC Lists, or is convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

5.18                        Involvement of Key Management.  Permit Christopher F. Brogdon to cease to be actively involved on a full time basis in the senior management of Borrowers or the Management Company, as the case may be, except with consent of Lender, which consent shall be given or withheld in its sole discretion, unless replaced by a replacement executive acceptable to Lender acting in good faith within sixty (60) days of such cessation.

5.19                        Intercompany Indebtedness Prohibited. In addition to and not in substitution for the covenants and obligations set for in Article V and the Permitted Encumbrances set forth herein, except as noted in Schedule 5.19, no Borrower shall incur or become obligated upon any other Indebtedness, secured or unsecured, or become obligated to make any capital contribution or loan to any Affiliate of any Borrower, including, but not limited to (i) advancing or loaning funds, (ii) engaging in any actions that generate any accounts receivable due from and/or (iii) distribution of any funds of any Borrower to any other affiliate businesses of Borrowers or Guarantors which are not a Borrower hereunder, except as allowable under Section 5.6. Borrowers are prohibited from commingling Facility funds with any other funds not attributable to the Borrowers and/or the Facility.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

6.1                               Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                 The failure by Borrowers to pay any installment of principal, interest, or other payments required under the Note, as and when due;

(b)                                 Either Borrower’s violation of any covenant set forth in Section 3.39 (Post Closing Date Covenants), Section 4.24 (Required Payment), Section 4.29 (License to Operate) and Article V hereof;

(c)                                  Either Borrower’s or any Guarantor’s failure to deliver or cause to be delivered the financial statements and information set forth in Section 4.6 (Financial and Other Information) within the times required, either Borrower’s ability to maintain the financial covenants set forth in Section 4.13 (Minimum Financial Covenants) or Section 4.14 (Debt Service Coverage Ratio Requirements) in the applicable period, or either Borrower’s timely or proper performance or observance of the covenants set forth in Section 4.5 (Insurance), and such failure is not cured within thirty (30) days following Lender’s written notice to Borrowers thereof;

(d)                                 The failure of either Borrower properly and timely to perform or observe any covenant or condition set forth in this Agreement (other than those specified in this Section 6.1) or any other Loan Documents which is susceptible of being cured and is not cured within any applicable cure period as set forth herein or, if no cure period is specified therefor, is not cured within thirty (30) days of Lender’s notice to Borrowers of such Default; provided, however, that if such default cannot be cured within such thirty (30) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrowers are diligently and in good faith prosecuting said cure to completion and as long as such extension is approved by Lender in its sole discretion;

(e)                                  The filing by either Borrower or any Guarantor of a voluntary petition, or the adjudication of any of the aforesaid Persons, or the filing by any of the aforesaid Persons of any petition or answer seeking or acquiescing, in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if any of the aforesaid Persons should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors or the admission in writing by any of the aforesaid Persons of its inability to pay its debts generally as they become due;

(f)                                   The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against either Borrower or any Guarantor which such petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of any of the aforesaid Persons or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(g)                                  Unless otherwise permitted hereunder or under any other Loan Documents, the sale, transfer, lease, assignment, or other disposition, voluntarily or involuntarily, of the Collateral, or any part thereof, or, except for Permitted Encumbrances as described in Section 5.2 (No Liens; Exceptions) above, any further encumbrance of the Collateral, unless the prior written consent of Lender is obtained, which consent may be withheld in Lender’s sole discretion;

(h)                                 The death or incompetence of any individual Guarantor or, if such Guarantor is a joint and several guarantor with a spouse, such Guarantor and spouse, unless replaced by a replacement Guarantor acceptable to Lender acting in good faith within four (4) months of such death or any legal determination of incompetence.

(i)                                     Any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of either Borrower or any Guarantor pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein or in any Loan Documents) or as an inducement to Lender to make the Loan to Borrowers, (i) proves to have been false in any material respect at the time when the facts therein set forth were stated or certified, (ii) proves to have omitted any substantial contingent or unliquidated liability or claim against either Borrower or any Guarantor, or (iii) on the date of execution of this Agreement there shall have been any materially adverse change in any of the acts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution;

(j)                                    The failure of either Borrower to correct within the time deadlines set by any applicable Medicare, Medicaid or licensing agency, any deficiency which would result in the following actions by such agency with respect to the Facility:

(i)                                     a termination of any Reimbursement Contract or any Permit; or

(ii)                                  a ban on new admissions generally or on admission of patients otherwise qualifying for Medicare or Medicaid coverage; or

(iii)                               a ban on new beds, generally.

(k)                                 Either Borrower or the Facility should be assessed fines or penalties by any state or any Medicare, Medicaid, health or licensing agency having jurisdiction over such Persons or the Facility in excess of $10,000;

(l)                                     A final judgment shall be rendered by a court of law or equity against either Borrower or any Guarantor in excess of $10,000, and the same shall remain undischarged for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii) although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and such Borrower or Guarantor, as the case may be, has established reserves adequate for payment in the event such Person is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender and such evidence is satisfactory as determined by Lender in its sole discretion;

(m)                             The occurrence of any “Event of Default” under any of the Senior Loan Documents or any Contemporary Debt in existence on the date hereof;

(n)                                 The occurrence of any material default that is not cured within any applicable cure period under any other deed to secure debt or related financing documents evidencing or securing debt with respect to the Facility;

(o)                                 The occurrence of any materially adverse change in the financial condition or prospects of either Borrower or any Guarantor, or the existence of any other condition which constitutes a material impairment of any such Person’s ability to operate the Facility or of such Person’s ability to perform their respective obligations under the Loan Documents, which is not remedied within thirty (30) days after written notice;

(p)                                 Borrowers shall execute (other than to Lender) any conditional bill of sale, chattel mortgage, security agreement or other security instrument covering any materials, fixtures, machinery, equipment, articles, and/or Personal Property intended to be incorporated in the Facility or the appurtenances thereto or placed in the Facility, or if a financing statement (for collateral greater than $10,000 in value) giving notice of a security interest created under any such security instrument shall be filed, or if any of such materials, fixtures, machinery, equipment, articles, and/or Personal Property shall not be purchased so that the ownership thereof will vest unconditionally in Borrowers, free from encumbrances other than to Lender, on delivery at the Property, or if Borrowers shall not produce to Lender upon demand the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which Borrower claims title to any thereof; or

(q)                                 Any survey, report or examination discloses that the Property or any portion thereof encroaches upon or projects over a street or upon or over adjoining property or violates any setback or other restriction, however created, or any building, zoning, subdivision, land-use, health, sanitation, or environmental protection ordinance, regulation or law of any Governmental Authority having jurisdiction over the Property or any other Legal Requirements; provided, however, that if such default cannot be cured within such thirty (30) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrowers are diligently and in good faith prosecuting said cure to completion and as long as such extension is approved by Lender.

Notwithstanding anything in this Section 6.1, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law.  The cure period, if any, shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

6.2                               Remedies.  In addition to other remedies under this Agreement, upon the occurrence of any one or more of the foregoing Events of Default, the Lender may, at its option:

(a)                                 Declare the entire unpaid principal of the Loan Obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, if a Bankruptcy Default occurs, then all such amounts shall become immediately due and payable automatically without any election by the Lender; and/or

(b)                                 Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement; and/or

(c)                                  Exercise any and all rights and remedies afforded by the laws of the United States, the states in which any of the Property or other Collateral is located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents; and/or

(d)                                 Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrowers in and to every account and other property of either Borrower which is in the possession of the Lender or any person who then owns a participating interest in the Loan, to the extent of the full amount of the Loan; and/or

(e)                                  Appoint a management company, in Lender’s sole discretion, to assume and manage the business of the each Borrower, as such relates to the Facility secured by the Loan Documents; and/or

(f)                                   Exercise its rights and remedies pursuant to any other Loan Documents; and/or

(g)                                  All rights and remedies of Lender under the terms of this Agreement, the Note, any of the other Loan Documents, and any applicable statutes or rules of law shall be cumulative and may be exercised successively or concurrently; and/or

(h)                                 reserved.

6.3                               Default Rate; Exit Fee.

(a)                                 In addition to and not in substitution for the penalties set forth in Section 6.3(b) and Section 6.3(c), upon the occurrence and during the continuance of any Event of Default, the Note Rate shall be increased by the Default Rate, at the option of Lender.

(b)                                 In addition to and not in substitution for the penalties set forth in Section 6.3(a) and Section 6.3(c), if an Event of Default occurs and the Loan is declared to be immediately due and payable, there shall be added to the principal balance of the Loan then due an amount equal to the Exit Fee, as set forth in Section 2.6.

(c)                                  In addition to and not in substitution for the penalties set forth in Section 6.3(a) and Section 6.3(b), upon the occurrence of any Event of Default, Borrowers shall be liable to the Lender for all costs paid or incurred for the acquisition, renovating, improving and/or equipping of the Facility, whether the same shall be paid or incurred pursuant to the provisions of this section or otherwise, and all payments made or liabilities incurred by the Lender hereunder or any kind whatsoever shall be secured by the Loan Documents and shall immediately become due and payable to the Lender without notice or demand and shall be paid by Borrowers to the Lender on demand, with interest thereon at the Default Rate to the date of payment..

6.4                               Standstill Remedy.  Upon the occurrence of any Event of Default, Lender shall have the right, but not the obligation, to issue to Borrowers a standstill notice (the “Standstill Notice”) which notice shall set forth any or all of the following provisions:

(a)                                 Each Borrower, jointly and severally, covenants and agrees that after receipt of this Standstill Notice, without the prior written consent of Lender:

(i)                                     each Borrower’s business, including the Facility, will be conducted only in the ordinary course of business and in compliance with applicable laws, regulations, and contractual obligations;

(ii)                                  Neither Borrower will merge, amalgamate or consolidate with any corporation, or acquire all or substantially all of the business or assets of any other Person, business organization, entity or enterprise, or acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, any business organization, entity or enterprise or acquire control of the management or policies thereof;

(iii)                               Each Borrower shall not:

(A)                               enter into any transaction with or create or assume any obligation or liability to any Affiliate, agent or relative of any Borrower or such Affiliates;

(B)                               cancel or compromise any claim, except in the ordinary course of business, or waive any rights of substantial value;

(C)                               make any Tax election or settle or compromise any Tax liability;

(D)                               make any capital expenditures, except those made in the ordinary course of business which do not exceed $10,000 in the aggregate;

(E)                                enter into or assume any contract, agreement or commitment which, by reason of its size, term or other factor, is not in the ordinary course of business;

(F)                                 delay the payment of its accounts payable or take any actions to accelerate the payment of its accounts receivable; or

(G)                               take any action, or omit to take any action, which would have, or could reasonably be expected to have, a Material Adverse Effect.

(iv)                              Each Borrower shall use its respective commercially reasonable efforts in a manner consistent with past practice to preserve the business organization of the Facility intact and to keep available the services of the present employees and agents of the Facility and to preserve the good will of customers, suppliers, referral sources, employees, agents, third-party payors and others having business relations with the Facility;

(v)                                 Each Borrower shall use its respective reasonable efforts to maintain the Facility in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on the Facility as well as other existing insurance coverage;

(vi)                              Each Borrower shall pay all registration, maintenance and renewal fees that are due or past due in connection with each item of Intellectual Property relating to the Facility; and

Upon receipt of the Standstill Notice, Borrowers shall comply with all of the provisions set forth herein.

ARTICLE VII.

MISCELLANEOUS

7.1                               Waiver.  No remedy conferred upon, or reserved to, the Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of the Lender shall not affect any subsequent right of Lender to exercise the same.  No course of dealing between Borrowers and Lender or any delay on the Lender’s part in exercising any rights shall operate as a waiver of any of the Lender’s rights.  No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default or shall impair any rights, remedies or powers of Lender.

7.2                               Costs and Expenses.  Borrowers will bear all taxes, fees, charges and expenses, including, but not limited to, in connection with the Loan, the Note, the preparation and servicing of this Agreement and the other Loan Documents (including any amendments hereafter made), and in connection with any modifications thereto after the Closing Date, the recording or re-recording of any of the Loan Documents, surveillance of the Borrowers’ operations and evaluation of Lender’s, Borrowers’, or any Guarantor’s respective rights, obligations, actions or in-actions under the Loan Documents, including, any waivers or consents, all (a) out of pocket expenses of Borrowers and Lender; (b) recording fees, recording taxes, intangibles taxes, documentary taxes or similar taxes; (c) title insurance premiums, (d) costs of third party reports, including, but not limited to, environmental, engineering, appraisal, survey, title report, lien search, inspections, drawing of papers, architects, and Engineers expenses and charges; (e) attorneys’ fees of the Lender’s counsel; (f) fees and expenses of consultants and advisors of Lender, including financial advisors; and (g) expenses related to the employment of watchmen to protect the Property from injury in the event that after request Borrowers do not provide such protection, the amount of which taxes, fees, charges and expenses shall constitute additional Loan Obligations of Borrowers to Lender payable on demand of Lender.  If, at any time, a Default occurs or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Collateral and as a result of any of the foregoing, Lender employs or engages counsel, consultants or other advisors to advise, consult or provide other representation with respect to the Loan Documents, or to collect the balance of the Loan Obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Collateral, Borrowers or any Guarantor or operator, or to protect, collect, or liquidate any of the security for the Loan Obligations, or attempt to enforce any security interest or lien granted to Lender by any of the Loan Documents, then in any such events, all of the reasonable attorney’s fees, consultant fees, or other advisor fees arising from such services, including any fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional Loan Obligations of Borrowers to Lender payable on demand of Lender.  Without limiting the foregoing, the Borrowers have undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement and any record searches, lien searches or other similar searches performed by Lender during the term of the Loan as determined by Lender to be necessary or appropriate, in its sole discretions, and should the Borrowers fail to do so, the Borrowers agree to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment.  Such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Security Agreement and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

7.3                               Performance of Lender.  At its option, upon Borrowers’ failure to do so, the Lender may make any payment or do any act on Borrowers’ behalf that Borrowers or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrowers, jointly and severally, agree to reimburse the Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Security Agreement and shall bear interest at the Default Rate from the date advanced until repaid.  Further, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right to notify all account debtors to make payment directly to Lender until such time as (i) Lender has determined in its sole discretion, applied in good faith, that such Event of Default has been cured by Borrowers, (ii) Lender has waived such Event of Default, or (iii) all amounts due hereunder have been fully paid and discharged, whichever occurs first.

7.4                               Indemnification.  Borrowers shall, at their sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) imposed upon or incurred by or asserted against Lender by reason of:

(a)                                 ownership of the Note, the Security Agreement, the Property or any interest therein or receipt of any Rents (as defined in the Senior Mortgage);

(b)                                 any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents;

(c)                                  any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Security Agreement or the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with either Borrower, any Guarantor, and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(d)                                 any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(e)                                  any use, nonuse or condition in, on or about the Property, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(f)                                   any failure on the part of either Borrower or any Guarantor to perform or comply with any of the terms of this Agreement or any of the other Loan Documents;

(g)                                  any claims by any broker, person or entity claiming to have participated in arranging the making of the Loan evidenced by the Note;

(h)                                 any failure of the Property to be in compliance with any applicable laws;

(i)                                     any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in the Lease Agreement, Operations Seller Lease Agreement or any replacement or renewal thereof or substitution therefor;

(j)                                    performance of any labor or services or the furnishing of any materials or other property with respect to the Property, the Improvements or any part thereof;

(k)                                 reserved;

(l)                                     any misrepresentation made to Lender in this Agreement or in any of the other Loan Documents;

(m)                             any tax on the making and/or recording of the Note or any of the other Loan Documents;

(n)                                 the violation of any requirements of ERISA;

(o)                                 any fines or penalties assessed or any corrective costs incurred by Lender if the Facility or any part of the Property is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations; or

(p)                                 the enforcement by any of the Indemnified Parties of the provisions of this Section 7.4.

Any amounts payable to Lender by reason of the application of this Section 7.4 shall become immediately due and payable, and shall constitute a portion of the Loan Obligations, shall be secured by the Security Agreement and shall accrue interest at the Default Rate.  The obligations and liabilities of Borrowers under this Section 7.4 shall survive any termination, satisfaction, assignment and entry of a judgment.  For purposes of this Section 7.4, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholder, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a judgment on the Note and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

7.5                               Headings.  The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

7.6                               Survival of Covenants.  All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

7.7                               Notices, Etc.  Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) Business Day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

If to Borrowers:

CSCC Property Holdings, LLC

CSCC Nursing, LLC

Two Buckhead Plaza

3050 Peachtree Road NW, Suite 355

Atlanta, Georgia 30305

with a copy to:

Ellen W. Smith, Esq.

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 1800

Atlanta, Georgia 30339

Fax: (770) 956-1490

If to Lender:

Eric Smith

Contemporary Healthcare Capital, LLC

1040 Broad Street

Suite 103

Shrewsbury, New Jersey 07702

with a copy to:

Law Offices of Thomas K. Slattery, P.L.L.C.

1250 24th Street NW, Suite 300

Washington, DC 20037

Either party may change its address to another single address by notice given as herein provided, except any change of address notice must be actually received in order to be effective.

7.8                               Benefits.  All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.  No Person other than Borrowers or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement.

7.9                               Participation.  Borrowers acknowledge that Lender may, at its option, sell participation interests in the Loan or to other participating banks or Lender may (but shall not be obligated to) assign its interest in the Loan to its affiliates, or to other assignees (the “Assignee”).  Borrowers agree with each present and future participant in the Loan or Assignee of the Loan that if an Event of Default should occur, each present and future participant or Assignee shall have all of the rights and remedies of Lender with respect to any deposit due from Borrowers.  The execution by a participant of a participation agreement with Lender, and the execution by Borrowers of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrowers and said participant in accordance with the terms of this Section 7.9.

7.10                        Supersedes Prior Agreements; Counterparts.  This Agreement and the instruments referred to herein supersede and incorporate all representations, promises, and statements, oral or written, made by Lender in connection with the Loan.  This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of the Lender.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

7.11                        Loan Agreement Governs.  The Loan is governed by terms and provisions set forth in this Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control; provided, however, in the event there is any apparent conflict between any particular term or provision which appears in both this Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Agreement and the Loan Documents to be performed or complied with then notwithstanding the foregoing both the terms of this Agreement and the other Loan Documents shall be performed and complied with.

7.12                        Construction of Provisions of this Agreement.  Lender has not agreed to make any loan other than that specifically described herein.  All requirements herein shall be deemed material to Lender. Except as specified herein, all conditions and requirements must be satisfied by Borrowers prior to the Closing Date.  Whenever any of the Loan Documents refers to a matter being “satisfactory” to Lender, subject to Lender’s “approval” or “consent,” at Lender’s “option,” at Lender’s “determination,” “required” by Lender, may be “granted” or “denied” at Lender’s “request,” as Lender shall “deem necessary,” or similar terminology, it is deemed that each of the aforesaid shall be in the sole discretion of the Lender (except as otherwise expressly provided), and if any term or condition requires Lender’s approval, consent, or satisfaction (the “Lender’s Approval”), the Lender’s Approval shall not be implied, but shall be evidenced only by a written notice from Lender specifically addressed to the particular requirement or condition and expressing Lender’s Approval.  If “Borrower” or “Guarantor” consists of more than one Person, all obligations of Borrowers or Guarantors are joint and several and all references herein to “Borrower” or “Guarantor” shall apply both individually to each Person and in the alternative to all of them collectively, whether or not so stated.

7.13                        Advertising.  Borrowers acknowledge and agree that Lender is authorized to state in advertising or other press releases the fact that the type and amount of financing contemplated under the Loan Documents has been provided to Borrowers and Guarantor for the Facility by Lender.  Lender agrees not to include any confidential information of the Borrowers or any Guarantor in such advertisements.

7.14                        CONTROLLING LAW.  THE PARTIES HERETO AGREE THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY AND THE PARTIES HERETO SUBMIT (AND WAIVE ALL RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF NEW JERSEY, FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY OVER SHREWSBURY, NEW JERSEY OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

7.15                        WAIVER OF JURY TRIAL.  EACH BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWERS WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH BORROWER AGREES THAT LENDER MAY FILE A COPY OF THIS AGREEMENT AND WILL BE ABLE TO FILE A COPY OF ALL LOAN DOCUMENTS WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF EACH BORROWER IRREVOCABLY TO

WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF LENDER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWERS AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.16                        Joint and Several Obligations.  All obligations of Borrowers hereunder are joint and several.  All obligations of each Guarantor under the Loan Documents are joint and several.  The use of the phrases “either Borrower” or “each Borrower” or “any Guarantor” in some sentences herein is for clarity only; the failure to use such phrases elsewhere shall not alter the fact that each reference to either Borrower and any Guarantor hereunder is intended to mean each party included within such defined term, both jointly and severally.

7.17                        Time is of the Essence.  Time is of the essence of the Loan Documents and of each provision hereof.

7.18                        Seniority; Subordination. Notwithstanding anything to the contrary contained in this Agreement, the indebtedness, rights, remedies and obligations evidenced hereby are senior and/or subordinate, if at all, in the manner and to the extent set forth in the Subordination and Standstill Agreement and each signatory hereto shall be bound by the provisions of the Subordination and Standstill Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrowers and the Lender have caused this Agreement to be properly executed, by their respective duly authorized representatives, as of the date first above written.

BORROWERS:

CSCC PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Manager

CSCC NURSING, LLC, a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Manager

LENDER:

CONTEMPORARY HEALTHCARE FUND I, L.P., a Delaware limited partnership

By:	CHC-GP, LLC,
a Delaware limited liability company
Its:	General Partner

By:	/s/ Eric Smith
Eric Smith, Member

SIGNATURE PAGE TO LOAN AGREEMENT — ADCARE - AR